SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2008

EATON VANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

255 State Street, Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

INFORMATION INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

     Registrant has entered into a definitive agreement to acquire 100% of the equity of M.D. Sass Tax Advantaged Bond Strategies, L.L.C. as described in Registrant’s news release dated November 10, 2008, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference and the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

     Financial Statements of M.D. Sass Tax Advantaged Bond Strategies, L.L.C. are not required to be included herein pursuant to Section 3.05(b)(2)(i) of Regulation S-X.

The following exhibits are filed as part of this report:

*10.1	Purchase Agreement, dated as of November 10, 2008, by and among M.D. Sass Tax
Advantaged Bond Strategies, L.L.C., a Delaware limited liability company, M.D. Sass
Investors Services, Inc., a Delaware corporation, 1185 Advisors, L.L.C., a Delaware limited liability company, James H. Evans, and Eaton Vance Management, a
Massachusetts business trust and wholly owned subsidiary of the Registrant.

99.1	Copy of registrant's news release dated November 10, 2008.

*	Certain exhibits and schedules to this Exhibit were omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished to the Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP. (Registrant)

Date: November 11, 2008	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Copy of Purchase Agreement, dated as of November 10, 2008, by and among
M.D. Sass Tax Advantaged Bond Strategies, L.L.C., a Delaware limited liability company, M.D. Sass Investors Services, Inc., a Delaware corporation,
1185 Advisors, L.L.C., a Delaware limited liability company, James H. Evans, and Eaton Vance Management, a Massachusetts business trust and wholly owned subsidiary of the Registrant.

99.1	Copy of registrant’s news release dated November 10, 2008.

Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT by and among

M.D. SASS TAX ADVANTAGED BOND STRATEGIES, L.L.C. M.D. SASS INVESTORS SERVICES, INC.

1185 ADVISORS, L.L.C. JAMES H. EVANS

and

EATON VANCE MANAGEMENT Dated as of November 10, 2008

PI-2074303 v15

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2.31	No Other Representations or Warranties	28

Section 3.	Representations and Warranties of Buyer	28
3.1	Status; Authorization, etc	28
3.2	No Conflicts, etc	29
3.3	Brokers, Finders, etc	29
3.4	Purchase for Investment	29
3.5	Statutory Disqualification	29
3.6	Litigation	30
3.7	Financial Capability	30

Section 4.	Covenants of Sellers, the Company, and Evans	30
4.1	Conduct of Business	30
4.2	No Solicitation	33
4.3	Access and Information	33
4.4	Subsequent Financial Statements and Reports; Filings	34
4.5	Public Announcements	35
4.6	Noncompetition / Nonsolicitation	35
4.7	Further Actions	37
4.8	Client Consents	38
4.9	Settlement of Intercompany Accounts and Borrowings	38
4.10	Termination of Company Operating Agreement	38

Section 5.	Covenants of Buyer	38
5.1	Public Announcements	38
5.2	Further Actions	39
5.3	Subsequent Reports	39
5.4	Use of Name	40
5.5	License Grant	40
5.6	Employee Matters	40

Section 6.	Certain Additional Covenants	41
6.1	Taxes	41
6.2	Transitional Arrangements	42
6.3	Termination of Natixis Agreements	42

Section 7.	Conditions Precedent	43
7.1	Conditions to Obligations of Each Party	43
7.2	Conditions to Obligations of Buyer	43
7.3	Conditions to Obligations of Sellers, the Company and Evans	45

Section 8.	Termination	46
8.1	Termination	46
8.2	Effect of Termination	46

Section 9.	Indemnification	47
9.1	Indemnification by Sellers	47

ii

9.2	Indemnification by Buyer	48
9.3	Indemnification Procedures	48
9.4	Survival of Representations and Warranties, etc	49
9.5	Exclusive Remedy	50
9.6	Other	50

Section 10.	Definitions	50
10.1	Terms Generally	50
10.2	Certain Terms	51

Section 11.	Miscellaneous	63
11.1	Expenses	63
11.2	Notices	64
11.3	Governing Law, etc	65
11.4	Sellers’ Representative	66
11.5	Binding Effect	67
11.6	Assignment	67
11.7	No Third Party Beneficiaries	67
11.8	Amendment; Waivers, etc	67
11.9	Specific Performance	67
11.10	Entire Agreement	67
11.11	Confidentiality	68
11.12	Business Trust	68
11.13	Severability	68
11.14	Headings	69
11.15	Counterparts	69

iii

EXHIBITS:
Exhibit A	Form of Administrative Services Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Forms of Releases
Exhibit D	Opinion of Weil, Gotshal & Manges LLP
Exhibit E	Opinion of K&L Gates LLP
Exhibit F	List of Consent by Notice Clients

SCHEDULES:
Schedule 1.5(a)	Signing Date Clients and Fee Revenues
Schedule 1.7	Allocation of Payments
Schedule 2.2(b)(i)	Company Operating Agreement
Schedule 2.2(b)(ii)	Interest Ownership
Schedule 2.3(a)	Sellers Conflicts
Schedule 2.3(b)	Company Conflicts
Schedule 2.4	Jurisdictions (Qualified or Licensed)
Schedule 2.5	Company Investments and Subsidiaries
Schedule 2.7	Government Authorities
Schedule 2.9(a)	Investment Advisory Clients
Schedule 2.9(e)	Paid Solicitation
Schedule 2.9(f)	Refunds
Schedule 2.10	Wrap-Fee Programs
Schedule 2.11(k)	Securities Exceptions
Schedule 2.11(o)	Fund Financial Information
Schedule 2.11(q)	Fund-Related Material Adverse Events
Schedule 2.13(j)	Organizational Documents Amendments
Schedule 2.14(a)	Tax Exceptions
Schedule 2.14(a)(iii)	Tax Challenges
Schedule 2.14(b)	Tax Claims
Schedule 2.14(c)	Tax Audits
Schedule 2.14(f)	Post-Closing Tax Inclusions
Schedule 2.15(a)(i)	Asset Exceptions
Schedule 2.15(a)(ii)	Assets
Schedule 2.17(a)	Contracts
Schedule 2.17(b)	Contracts Affected by Agreement
Schedule 2.18(a)	Owned Intellectual Property
Schedule 2.18(b)	Intellectual Property Exceptions
Schedule 2.18(c)	Intellectual Property Licensing
Schedule 2.18(d)	Intellectual Property Infringement
Schedule 2.18(e)	Intellectual Property Litigation
Schedule 2.18(f)	Intellectual Property Registration Exceptions
Schedule 2.19	Insurance Policies
Schedule 2.20	Litigation
Schedule 2.21(b)(i)	Government Approvals for Agreement
Schedule 2.21(b)(ii)	Government Approvals for Business
Schedule 2.23(a)	Affiliate Transactions

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Schedule 2.23(b)	Affiliate Relationships
Schedule 2.25(b)	Employee Benefit Plans Exceptions
Schedule 2.26	Bank Accounts
Schedule 2.27	Brokers and Finders
Schedule 2.29	Investment Decision Makers
Schedule 2.30(a)(i)	Composites
Schedule 2.30(a)(ii)	Composites Decision Makers
Schedule 5.6	Offerees
Schedule 7.2(d)	Resignations
Schedule 10.2	Knowledge

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PURCHASE AGREEMENT

     This PURCHASE AGREEMENT, dated as of November 10, 2008 (this “Agreement”), is made by and among M.D. Sass Tax Advantaged Bond Strategies, L.L.C., a Delaware limited liability company (the “Company”), M.D. Sass Investors Services, Inc., a Delaware corporation (“MDSIS”), 1185 Advisors, L.L.C., a Delaware limited liability company (“1185 Advisors” and together with MDSIS, “Sellers”), James H. Evans (“Evans”), and Eaton Vance Management, a Massachusetts business trust (“Buyer”). Certain terms used in this Agreement are defined in Section 10.

RECITALS

     Sellers own, beneficially and of record, all of the issued and outstanding Interests, including all Class A Interests and all Class B Interests (as such terms are defined in the Company Operating Agreement), of the Company (collectively, the “Interests”). The Interests constitute all of the issued and outstanding “limited liability company interests” (as defined in the DLLCA) of the Company. Evans owns, directly or indirectly, the majority of the issued and outstanding membership interests of 1185 Advisors.

     Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Interests on the terms and conditions and for the consideration provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

Section 1. Closing; Payments, Holdback and Adjustments.

   1.1 Closing and Initial Payment.

The closing of the sale and purchase of the Interests and of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eaton Vance Corp., at 10:00 a.m. on the third Business Day following the satisfaction (or written waiver) of the conditions precedent set forth in Section 7 of this Agreement, or at such other place, date and time as the parties hereto may agree in writing (the “Closing Date”). At the Closing, the following shall occur:

     (a) MDSIS shall deliver to Buyer all of the Class A Interests, and 1185 Advisors shall deliver to Buyer all of the Class B Interests, together representing 100% of the Interests in the Company. All Interests shall be delivered to Buyer free and clear of any Liens.

     (b) Buyer shall pay an aggregate amount in cash equal to thirty million dollars ($30,000,000) (the “Initial Payment”) to Sellers for the Interests, subject to the Holdback as provided in Section 1.4 and the Client Consent Adjustment as provided in

Section 1.5. The Initial Payment, as adjusted, shall be delivered to Sellers by Buyer by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative, such account details to be delivered to Buyer at least two Business Days prior to the Closing Date. The Initial Payment, as adjusted, shall be paid to Sellers as follows: 75% of the Initial Payment to MDSIS and 25% of the Initial Payment to 1185 Advisors.

   1.2 Deferred Payments to Sellers.

     (a) Amount. In addition to the Initial Payment, Sellers shall be entitled to receive four deferred purchase price payments for the Interests, to be calculated as of December 31 of each of the calendar years 2009, 2010, 2011 and 2012 (individually, a “Deferred Payment”, and collectively, the “Deferred Payments”). Each Deferred Payment shall be in an aggregate amount equal to (i) the sum of (A) 6.0 multiplied by the Annual Fund Revenues for the Applicable Year and (B) 4.25 multiplied by the Annual Other Product Revenues for the Applicable Year, multiplied by (ii) 0.10 (the “Deferred Payment Amount”). Each Deferred Payment Amount shall be paid to Sellers as follows: 75% of the Deferred Payment Amount to MDSIS and 25% of the Deferred Payment Amount to 1185 Advisors.

     (b) Payment. Buyer shall prepare and deliver to Sellers of a certificate (the “Deferred Payment Certificate”) setting forth the Annual Fund Revenues and Annual Other Product Revenues for the calendar years ending December 31 of each of 2009, 2010, 2011 and 2012 (each such calendar year, an “Applicable Year”), and setting forth the calculation of the applicable Deferred Payment Amount due to Sellers under this Agreement, together with a written statement from Buyer’s Chief Financial Officer that the Deferred Payment Certificate is “complete and accurate” and that Buyer has complied with the terms of this Agreement. Buyer shall deliver each such Deferred Payment Certificate to Sellers as promptly as practicable after December 31 of the Applicable Year to which it applies, but in any event by March 15 of the following year. The Sellers’ Representative shall be provided, at Sellers’ expense, with reasonable access to the supporting materials related to the preparation of the Deferred Payment Certificate for the purpose of reviewing the Deferred Payment Certificate; such information shall be provided to Sellers electronically and shall not require inspection by Sellers of the physical books and records of Buyer unless, and only to the extent, reasonably requested by Sellers. Payment of each Deferred Payment to Sellers shall be made by Buyer by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative within three Business Days of delivery of the respective Deferred Payment Certificate.

     (c) Disputes. Unless Sellers’ Representative delivers to Buyer, within 35 days of the delivery of such Deferred Payment Certificate, written notice of Sellers’ disagreement with such Deferred Payment Certificate and the calculations therein, such Deferred Payment Certificate and calculations shall be conclusive and binding on the parties for purposes of calculating the applicable Deferred Payment. Any notice delivered by Sellers’ Representative pursuant to the preceding sentence shall state with reasonable specificity the reasons for Sellers’ disagreement and identify the items and amounts in dispute. Any disputes as to the Deferred Payment Certificate or any Deferred Payment shall be resolved, and the amount of the Deferred Payment finally determined, in accordance with Section 1.10. If, as a result of the resolution of any such dispute, a payment needs to be made by any party, such payment shall be made within three (3) Business Days of final resolution of such dispute.

   (d) Certain Understandings.

     (i) Sellers acknowledge that there can be no assurances that any Deferred Payment or Second Deferred Payment, or any specific amount thereof, will be earned under Section 1.2 or Section 1.3, and that, except as set forth herein, neither Buyer nor any Affiliate of Buyer (including the Company) shall have any obligation, whether express or implied, to take any action(s), or omit to take any action(s), in order to cause any Deferred Payment or Second Deferred Payment to be earned, or any specific amount thereof to be earned. The amount of any Deferred Payment or Second Deferred Payment may be offset by Buyer against any amount payable to the Buyer Indemnitees under Section 9.1 of this Agreement.

     (ii) During the period in which Deferred Payments and/or Second Deferred Payments are required to be made pursuant to this Agreement, (a) Buyer and its Affiliates shall maintain its books and records in such a manner as to separately identify those assets under the management of the TABS Team and permit the proper determination of the Annual Fund Revenues and Annual Other Product Revenues arising in connection therewith, and (b) the TABS Team and the Company’s track record, business models and investment processes shall be used by Buyer and its Affiliates only in connection with the Business.

     (iii) During the period following Closing through December 31, 2016, Buyer shall not, without the prior written consent of Sellers’ Representative (or, after December 31, 2013, 1185 Advisors), sell or dispose of all or substantially all of the Business to an independent, unaffiliated third party.

     (iv) If Buyer or any of its Affiliates intends to have a client of a business of Buyer or its Affiliates (other than the Business) serviced by the Business, then Buyer and the Seller Representative (or, after December 31, 2012, 1185 Investors) shall negotiate in good faith to reach an agreement on the appropriate fee revenues to be allocated to the Business from such client for the purposes of the Deferred Payments under the terms of this Agreement. If the parties are not able to agree, then (a) Buyer or such Affiliate shall be under no obligation to cause or encourage such client of such other business to become a client of the Business, and (b) if such client becomes a client of the Business, then the fees of such client arising out of the Business shall be allocated as Annual Fund Revenues or Annual Other Product Revenues like any other Client of the Business in accordance with the terms of this Agreement.

   1.3 Second Deferred Payments to 1185 Advisors.

     (a) Amount. In addition to the Initial Payment and the Deferred Payments, 1185 Advisors shall be entitled to receive three deferred purchase price payments, calculated as of December 31 of each of the calendar years 2014, 2015 and 2016 (individually, a “Second Deferred Payment”, and collectively, the “Second Deferred Payments”). Each Second Deferred Payment shall be in an aggregate amount equal to (i) the sum of (A) 6.0 multiplied by the Annual Fund Revenues for the Second Deferred Payment Applicable Year and (B) 4.25 multiplied by the Annual Other Product Revenues for the Second Deferred Payment Applicable Year, multiplied by (ii) 0.0667.

     (b) Payment. Buyer shall prepare and deliver to 1185 Advisors of a certificate (the “Second Deferred Payment Certificate”) setting forth the Annual Fund Revenues and Annual Other Product Revenues for the calendar years ending December 31 of each of 2014, 2015 and 2016 (each such calendar year, a “Second Deferred Payment Applicable Year”), and setting forth the calculation of the applicable Second Deferred Payment amount due to 1185 Advisors under this Agreement. Buyer shall deliver each such Second Deferred Payment Certificate to 1185 Advisors as promptly as practicable after December 31 of the Second Deferred Payment Applicable Year to which it applies, but in any event by March 15 of the following year. 1185 Advisors shall be provided, at 1185 Advisors’expense, with reasonable access to the supporting materials related to the preparation of the Second Deferred Payment Certificate for the purpose of reviewing the Second Deferred Payment Certificate. Payment of each Second Deferred Payment to 1185 Advisors shall be made by Buyer by wire transfer of immediately available funds to an account designated in writing by 1185 Advisors within three Business Days of delivery of the respective Second Deferred Payment Certificate.

     (c) Disputes. Unless 1185 Advisors delivers to Buyer, within 35 days of the delivery of such Second Deferred Payment Certificate, written notice of 1185 Advisors’ disagreement with such Second Deferred Payment Certificate and the calculations therein, such Second Deferred Payment Certificate and calculations shall be conclusive and binding on the parties for purposes of calculating the applicable Second Deferred Payment. Any notice delivered by 1185 Advisors pursuant to the preceding sentence shall state with reasonable specificity the reasons for 1185 Advisors’ disagreement and identify the items and amounts in dispute. Any disputes as to the Second Deferred Payment Certificate or any Second Deferred Payment shall be resolved, and the amount of the Second Deferred Payment finally determined, in accordance with Section 1.10. If, as a result of the resolution of any such dispute, a payment needs to be made by any party, such payment shall be made within three (3) Business Days of final resolution of such dispute.

   1.4 Holdback.

     (a) Holdback Amount. Subject to Sections 1.4(b) and (c) below, the aggregate amount of the Initial Payment which shall be retained by Buyer and not paid over to Sellers at Closing (such aggregate amount, the “Holdback”) shall be equal to the sum of the following:

     (i) the Client Consents Holdback, if any, as specified in Section 1.5(a); and

     (ii) solely in the event that the Natixis Agreements are not terminated at or prior to Closing with no cost or liability to Buyer or the Company (other than any such liability to the extent the dollar amount thereof has been fully reflected as either a reduction in cash or a current liability in the Closing Date Working Capital), an amount equal to $1,400,000 (the “Natixis Holdback Amount”), which shall be used to pay any and all obligations owed by the Company to Natixis in connection with the termination of the Natixis Agreements.

     (b) Distributions of Client Consents Holdback. The Client Consents Holdback, if any, remaining after giving effect to the Client Consents Adjustment, as finally determined pursuant to Section 1.5, shall be delivered to Sellers, in an amount based on their respective Sellers’ Percentages, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative within three Business Days of such final determination.

     (c) Distributions of Natixis Holdback Amount. If the Natixis Agreements are not terminated at or prior to Closing, the Buyer shall, not later than five days following the termination of the Natixis Agreements, deliver to Sellers a certificate (the “Natixis Certificate”) setting forth a list of all payments made by the Company after the Closing Date in connection with the termination of the Natixis Agreements (the “Natixis Termination Amounts”), together with any supporting documentation as Sellers may reasonably request, which documentation shall be provided to Sellers electronically. If Sellers disagree with the Natixis Termination Amounts, Sellers shall provide Buyer with written notice of such disagreement (the “Natixis Dispute Notice”), setting forth Sellers’ determination as to the proper amount of such amounts and the Sellers and Buyer shall in good faith attempt to resolve any such dispute. If the Sellers and Buyer cannot agree upon the Natixis Termination Amounts within five days after delivery of the Natixis Dispute Notice, then a nationally recognized firm of independent accountants shall be engaged, in the manner set forth in Section 1.10, to resolve their dispute. The engagement agreement with the independent accountants shall require the independent accountants to resolve the dispute within ten Business Days of the engagement. Absent fraud or manifest error, the independent accountants’ decision shall be final, binding and conclusive upon the parties hereto. The fees and expenses of the independent accountants shall be determined as set forth in Section 1.10. Not later than three days following the final determination of the Natixis Termination Amounts, any portion of the Natixis Holdback Amount remaining after payment by Buyer of the Natixis Termination Amounts shall be delivered to Sellers, based on their respective Sellers’ Percentages, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative.

   1.5 Client Consents Adjustment.

     (a) Client Consents Holdback. Schedule 1.5(a) sets forth a complete and accurate list of its Signing Date Clients, together with the Signing Date Fee Revenues attributable to each. The Aggregate Signing Date Fee Revenues reflected on Schedule 1.5(a) are $17,218,544. If, at Closing, the Company shall have received Client Consents from Signing Date Clients and New Clients representing Aggregate Closing Date Fee Revenues that are less than $15,200,000, then at Closing an amount (the “Client Consents Holdback”) shall be retained by Buyer, and not then paid over to Sellers, equal to the excess of (i) $30,000,000 over (ii) the product of (x) $30,000,000 times (y) a fraction, the numerator of which is the Aggregate Closing Date Fee Revenues represented by Signing Date Clients and New Clients from whom Client Consents have then been received, and the denominator of which is $16,000,000.

     (b) Notice. Sellers shall, not later than 5:00 p.m. Eastern Time on the third Business Day preceding the scheduled Closing Date (the “Cut-Off Date”), deliver to Buyer a certificate (the “Closing Client Consents Certificate”) setting forth a list of all Signing Date Clients and New Clients from whom Client Consents have been received and the amount of the Client Consents Holdback, if any, associated therewith, together with supporting calculations and such additional supporting documentation as Buyer may request. If Sellers obtain any Client Consents between the Cut-off Date and the Closing Date, Sellers shall promptly provide Buyer with a list of such consents and a revised Clients Consents Holdback amount, which amount shall be reflected in calculating the amount of the Client Consents Holdback. If Buyer disagrees with Sellers’ proposed amount for the Client Consents Holdback, Buyer shall provide Sellers with written notice of such disagreement (the “Client Consents Holdback Notice”), setting forth Buyer’s determination as to the proper amount of the Client Consents Holdback and the Sellers and Buyer shall in good faith attempt to resolve any such dispute. If the Sellers and Buyer cannot agree upon the amount of the Client Consents Holdback within five days after delivery of the Client Consents Holdback Notice, then a nationally recognized firm of independent accountants shall be engaged, in the manner set forth in Section 1.10, to resolve their dispute. Absent fraud or manifest error, the independent accountants’ decision shall be final, binding and conclusive upon the parties hereto. The fees and expenses of the independent accountants shall be determined as set forth in Section 1.10.

     (c) Client Consents Adjustment. Following Closing, Sellers shall have until the later of February 15, 2009 and the 45th day after Closing (the “Client Consent Adjustment Date”) to use all reasonable efforts to obtain, and Buyer shall use all reasonable efforts to cooperate with Sellers in soliciting, Client Consents from all remaining Signing Date Clients and New Clients. If the Company receives Client Consents from Signing Date Clients and New Clients during the period between the Closing Date and the Client Consent Adjustment Date, then Buyer shall pay to Sellers out of the Client Consents Holdback an amount equal to the product of (x) $30,000,000 times (y) a fraction, the numerator of which is only that portion of the Aggregate Closing Date Fee Revenues represented by Signing Date Clients and New Clients from whom Client Consents were received during the period between the Closing Date and the Client Consent Adjustment Date and the denominator of which is $16,000,000 (such amount, the “Client Consents Adjustment”). Any amount of the Client Consent Holdback that is not required to be paid to Sellers as a Client Consents Adjustment pursuant this Section 1.5(c) shall be retained by Buyer and shall reduce the Purchase Price. Buyer shall provide Sellers with notice of the amount of the Client Consents Adjustment Amount as promptly as is practicable after the Client Consent Adjustment Date, but in any event within 15 days following the Client Consent Adjustment Date, together with a written statement from Buyer’s Chief Financial Officer that the notice of Client Consents Amount is “complete and accurate” and such supporting calculations as are reasonably necessary to confirm the amount thereof (the “Client Consents Adjustment Notice”). Contemporaneously with the delivery of the Client Consents Adjustment Notice, Buyer shall deliver to Sellers, based on their respective Sellers’ Percentages, the amount of the Client Consents Adjustment by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative.

     (d) Disputes. Any disputes as to the Client Consents Adjustment shall be resolved, and the amount of the Client Consents Adjustment finally determined, in accordance with Section 1.10.

   1.6 Post-Closing Adjustment.

     (a) Closing Date Balance Sheet. Buyer shall deliver to Sellers, within 60 days after the Closing Date, a balance sheet of the Company as of the close of business on the day prior to the Closing Date (including the accounts receivable schedule described below and attached thereto, the “Closing Date Balance Sheet”), together with supporting calculations and such additional supporting documentation as Sellers may reasonably request; such information shall be provided to Sellers electronically and shall not require inspection by Sellers of the physical books and records of Buyer unless, and only to the extent, reasonably requested by Sellers. The Closing Date Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) and, to the extent compatible with GAAP, in a manner consistent with the Balance Sheet; provided, that (i) all current liabilities of the Company shall be fully reflected on an accrual basis on the Closing Date Balance Sheet (including, without limitation, (x) accrual of all employee bonuses, deferred compensation or other obligations, (y) accrual of a current liability in an amount corresponding to pre-paid services and (z) accrual of all appropriate reserves), (ii) the Closing Date Balance Sheet shall not give effect to any write-up or write-down of the value of intangible assets or other balance sheet items that may be required or permitted under GAAP in connection with the consummation of the transactions contemplated by this Agreement, and (iii) the accounts receivable schedule included in the Closing Date Balance Sheet shall separately identify the amount of each account receivable and the portions thereof that are in respect of services billed in advance and services billed in arrears. Sellers shall use commercially reasonable efforts to cooperate with Buyer and the Company in the preparation of the Closing Date Balance Sheet.

     (b) Working Capital Adjustment. The Purchase Price shall be subject to upward or downward adjustment in accordance with this Section 1.6 if the excess of the aggregate cash, Cash Equivalents, pre-paid expenses and accounts receivable of the Company shown on the Closing Date Balance Sheet over the total liabilities of the Company shown on the Closing Date Balance Sheet (such excess, if any, the “Closing Date Working Capital”) is greater or less than $500,000 (the “Target Working Capital”); provided, however, that any liabilities related to the termination of the Natixis

Agreements shall be included in Closing Date Working Capital only in an amount in excess of the Natixis Holback Amount. Any adjustment of the Purchase Price pursuant to this Section 1.6 is referred to in this Agreement as a “Working Capital Adjustment”, and together with the Client Consents Adjustment, the “Initial Payment Adjustments”. If the Closing Date Working Capital is less than the Target Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall and Sellers shall promptly, but not later than five Business Days after final determination of the Working Capital Adjustment, pay to Buyer the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Buyer. If the Closing Date Working Capital is greater than the Target Working Capital, then Buyer shall promptly, but not later than five Business Days after final determination of the Working Capital Adjustment, pay to Sellers the amount of such difference (in accordance with their Sellers’ Percentage), by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative, if and only to the extent that the Company actually collects amounts in respect of accounts receivable, and actually pays amounts in respect of current liabilities, shown on the Closing Date Balance Sheet ; provided that, if the Company collects any additional amounts in respect of accounts receivable shown on the Closing Date Balance Sheet after the date on which such payment is made by Buyer, then Buyer shall pay such amount to Sellers not later than five Business Days following receipt of such amount; provided, further, that in no event shall Buyer be obligated to pay pursuant to this Section 1.6(b) any amounts related to services rendered after the Closing Date. Buyer shall cause the Company (or if the Company is dissolved, its successor) to use commercially reasonable efforts to collect and pay such amounts in a manner consistent with past practice.

     (c) Disputes. Unless Sellers deliver to Buyer, within 30 days of the delivery of the Closing Date Balance Sheet, written notice of Sellers’ disagreement with such Closing Date Balance Sheet, such Closing Date Balance Sheet shall be conclusive and binding on the parties for purposes of calculating the applicable Working Capital Adjustment. Any notice delivered by Sellers pursuant to the preceding sentence shall state with reasonable specificity the reasons for Sellers’ disagreement and, to the extent practicable, identify the items and amounts in dispute. Any disputes as to the Working Capital Adjustment shall be resolved, and the amount of the Working Capital Adjustment finally determined, in accordance with Section 1.10.

     1.7 Allocation of Payments. Pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, the parties acknowledge that the sale and purchase of Interests from each Seller, pursuant to this Agreement is, and agree to treat, for tax purposes, such sale and purchase of the Interests as, a sale by each Seller of its respective partnership interest in the Company and a purchase by the Buyer of the assets of the Company. The Buyer and the Sellers agree that the Initial Payment, Deferred Payments, Second Deferred Payments and all adjustment thereto to be paid by Buyer for the Interests (the “Purchase Price”) shall be allocated among the Assets of the Company in accordance with Schedule 1.7, which may only be amended following a written consent of the parties, which consent shall not be unreasonably conditioned or withheld. Each of the parties agrees to report the sale and purchase of the Interests for all tax purposes and to file all federal, state, local and other Tax Returns required to be filed in accordance with Schedule 1.7, including the filing of IRS Form 8594, or a successor thereof (and any amendment thereto), as set forth in Section 1060(d) and (b) of the Code to the extent such provisions are applicable and, if required, IRS Form 8308, which Form 8308, if required, shall be prepared and filed by the Sellers’ Representative on behalf o the Company. Neither party shall take or shall permit any of its respective Affiliates to take an inconsistent position with Schedule 1.7 on any Tax Return or any form related to Taxes. Each party shall act in accordance with Schedule 1.7 in the course of any Tax audit, Tax review and any other proceeding or controversy concerning such party and relating to the allocations made pursuant to this Section 1.7 ; provided, however, that if the Buyer uses commercially reasonable efforts to defend the Purchase Price allocation pursuant to Schedule 1.7 in any such proceeding, and despite such efforts the relevant tax authority does not accept such allocation, the Buyer shall not be required to appeal to or litigate in any court any such decision of the tax authority. In addition, the Buyer shall be entitled to settle any dispute regarding the allocations contemplated herein with the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed; the Sellers and the Buyer agree to consult, and to cause their respective Affiliates to consult, with one another with respect to any Tax audit, Tax review, Tax litigation and any other proceeding or controversy relating to the allocations made pursuant to this Section 1.7, by the IRS or another tax authority. Notwithstanding anything herein to the contrary, but without modification of the express terms of the foregoing covenants, no party to this Agreement is making, nor shall be deemed to have made, any representation or warranty to any other party as to the treatment of the transactions contemplated hereby under any Tax law.

     1.8 Dissolution of the Company. Sellers and Evans acknowledge that Buyer may, in its sole discretion, dissolve, merge or take any other action with respect to the Company or the Interests at any time after Closing, provided that it is otherwise in compliance with its obligations under this Agreement, including Section 1.2(d) . Sellers and Evans agree that they will, at Buyer’s sole expense, use commercially reasonable efforts to provide all such cooperation and assistance in connection with such post-Closing dissolution or merger or other action with respect to the Company as may be reasonably requested by Buyer, including, without limitation, assistance in acquiring any necessary consents and in determining the Persons to whom notice of dissolution may be required.

   1.9 Short-Term Closing Date Account Revenue.

     (a) At Closing, Sellers shall deliver to Buyer a Schedule (the “Short-Term Closing Date Account Revenue Schedule”) setting forth a list of all accounts representing Short-Term Closing Date Account Revenue as of the Closing Date.

     (b) Following Closing, Buyer shall pay to Sellers, based on their respective Sellers’ Percentages, all fees on such Short-Term Closing Date Account Revenue accounts received by the Company or Buyer or any of their respective Affiliates, not later than the last day of each month that any such fees are received, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative, and, simultaneously with each such payment to Sellers, Buyer shall deliver to Sellers a written statement from Buyer’s Chief Financial Officer that the amount of such fees on such Short-Term Closing Date Account Revenue accounts is “true and accurate.” The obligation to remit fees received on such accounts shall terminate upon the expiration of the stated term of the respective Advisory Agreement. If such Advisory Agreement is amended, extended or replaced with a new Advisory Agreement, then the fees in respect thereof shall, beginning on the effective date of such new, amended, extended or replaced Advisory Agreement, be treated as Annual Other Product Revenues.

     (c) Any disputes as to the Short-Term Closing Date Account Revenue shall be resolved, and the amount of the Short-Term Closing Date Account Revenue finally determined, in accordance with Section 1.10.

     1.10 Disputes. If Buyer and Sellers’ Representative (or, in the case of the Second Deferred Payment, 1185 Advisors) cannot agree upon the Initial Payment Adjustments, a Deferred Payment, a Second Deferred Payment, or the Short-Term Closing Date Account Revenue within 30 days after delivery of such notice of disagreement, a nationally recognized firm of independent accountants mutually acceptable to Buyer and Sellers’ Representative (or, in the case of the Second Deferred Payment, 1185 Advisors) shall be engaged to resolve their dispute. The engagement agreement with the independent accountants shall require the independent accountants to resolve the dispute within 90 days of the engagement. Absent fraud or manifest error, the independent accountants’ decision shall be final, binding and conclusive upon the parties hereto. Buyer, on the one hand, and Sellers, on the other hand, shall share equally the fees and expenses of the independent accountants.

Section 2. Representations and Warranties of Sellers and the Company. Sellers, the Company and Evans represent and warrant to Buyer as follows, as of the date of this Agreement and as of the Closing Date:

   2.1 Power and Authority.

     (a) Sellers. Sellers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are designated parties, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Sellers are designated parties, the performance of Sellers’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite actions of Sellers. Sellers have duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which they are designated parties. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity. Evans has the requisite capacity to execute and deliver this Agreement and the Ancillary Agreements to which he is designated a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Evans has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which he is designated a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Evans enforceable against him in accordance with its respective terms.

     (b) The Company. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is designated a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is designated a party, the performance of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite actions of the Company. The Company has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it is designated a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

   2.2 Title, Capitalization, etc.

     (a) Title. Sellers own, beneficially and of record, all of the Interests, free and clear of any Liens. Upon the delivery of the Interests at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to all of the Interests, free and clear of any Liens other than any Lien created by Buyer.

     (b) Company Interests. The sole membership interests of the Company issued, authorized or outstanding are the Interests, consisting of the Class A Interests and the Class B Interests. The Interests have been duly issued in accordance with the Company Operating Agreement, a true and complete copy of which is attached as Schedule 2.2(b)(i). No Interest is evidenced by a certificate. Each Seller is the sole legal and beneficial owner of the Interests set forth on Schedule 2.2(b)(ii) and has sole and exclusive right to exercise all privileges associated with such Interests.

     (c) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of Interests or other equity interests of the Company. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Sellers, the Company or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any Interests or any other equity interests of the Company, or any securities or other equity interests convertible into or exchangeable for any such Interests or other equity interests in the Company are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of Sellers, the Company or any other Person to repurchase, redeem or otherwise acquire any outstanding Interests or other equity interests of the Company.

   2.3 No Conflicts, etc.

     (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien), on any of the properties or assets of Sellers, under, (a) any Law applicable to Sellers or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of Sellers or (c) except as set forth on Schedule 2.3(a), any material Contract, or any other agreement or instrument to which Sellers are a party or by which any of their respective properties or assets may be bound, other than, in the case of clause (c), as would not be reasonably expected to adversely affect Sellers ability to perform under this Agreement.

     (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien), on any of the properties or assets of the Company, under, (a) any Law applicable to the Company or any of its respective properties or assets, (b) any provision of any of the Organizational Documents of the Company or (c) except as set forth on Schedule 2.3(b), any material Contract, or any other agreement or instrument to which the Company is a party or by which any of their respective properties or assets may be bound.

   2.4 Status.

     (a) Organization. MDSIS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. 1185 Advisors is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware, and has full limited liability company power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

     (b) Organization. The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full limited liability company power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

     (c) Qualification. The Company is duly qualified or licensed to do business as a foreign entity and in good standing in each of the jurisdictions specified in Schedule 2.4, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

     (d) Organizational Documents. The Company has made available to Buyer complete and correct copies of the Organizational Documents of the Company, as amended, modified or waived through and in effect on the date hereof. Each of the Organizational Documents is in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents.

   2.5 Investments and Subsidiaries; Transfer of Assets.

     (a) The Company does not own, and since inception has not owned, directly or indirectly, any shares of capital stock or other securities of, or interest in, any other Person, except (i) in investment advisory accounts managed by the Company for third persons and (ii) as set forth on Schedule 2.5.

     (b) No dissenter’s or other comparable rights are exercisable by any Person in respect of the transactions contemplated by this Agreement.

   2.6 Financial Statements.

     (a) The Company has delivered to Buyer complete and correct copies of the Financial Statements.

     (b) The Financial Statements are complete and correct in all material respects, have been derived from the accounting books and records of the Company, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Financial Statements except as may be indicated in the notes thereto and subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments, and the absence of footnotes.

     (c) The balance sheets included in the Financial Statements present fairly in all material respects the financial position of the Company as at the respective dates thereof, and the statements of income, statements of members’ equity and statements of cash flows included in such Financial Statements present fairly in all material respects the results of operations and cash flows of the Company for the respective periods indicated.

   2.7 Regulatory Documents.

     (a) The Company and each Fund have in all material respects timely filed all forms, reports, notices, registration statements and supplements thereto, advertising or marketing materials and all other documents, together with any amendments required to be made with respect thereto, that were requested or required to be filed with any Governmental Authority, including the SEC, or any Self Regulatory Organization (collectively, the “Regulatory Documents”), and have timely paid all fees and assessments due and payable in connection therewith.

     (b) The Company, if so required, and each of its officers and employees which is or who are required to be registered, if so required by the nature of their work for the Company, are duly registered as applicable (i) as an investment adviser under the Advisers Act and under applicable state statutes, (ii) as an investment adviser representative (as defined in the Advisers Act) under applicable state statutes, and (iii) with all other applicable Governmental Authorities (including Self Regulatory Organizations), where any such registration is necessary in order for the Company to conduct its business in accordance with applicable Law. Schedule 2.7 lists the Governmental Authorities (including Self Regulatory Organizations) with which the Company is so registered and the capacity in which it is registered. Each such registration is in full force and effect and has been in full force and effect during the time periods which such registration was required. The Company has made available to Buyer a true, complete and correct copy of all registration forms filed by the Company or to be filed by the Company to accomplish the registrations listed on Schedule 2.7.

     (c) The Regulatory Documents comply and have complied in all material respects with the requirements of all applicable Laws (including the Exchange Act, the Securities Act, the 1940 Act and the Advisers Act and all rules and regulations thereunder, including the rules and regulations of all Self Regulatory Organizations) applicable to such Regulatory Documents.

     2.8 Ineligible Persons. None of the Company, Sellers or any “associated person” (as defined in the Advisers Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser.

   2.9 Investment Contracts and Clients.

     (a) Schedule 2.9(a) sets forth a true, complete and correct list that identifies each investment advisory Signing Date Client of the Company, and shows for each Client and as of the date hereof, the fee arrangements, investment style and net Assets under Management. For each Client listed on Schedule 2.9(a) that is a Fund, also listed is the (i) exception relied on, if any, from registration as an investment company under the 1940 Act and the (ii) exemption relied on from registration with the CFTC, or if no such exemption is listed, such Fund is not obligated to make a filing with the CFTC. To the Knowledge of the Company, each Client listed on Schedule 2.9(a) is being served by the Company in all material respects in accordance with the terms of the Advisory

Agreement with respect to such Client. The Company has administered all accounts for which it acts as an investment adviser or in a similar capacity, in all material respects in accordance with the terms of the Contracts relating thereto, the Advisers Act and all applicable Laws. Each Advisory Agreement set forth on Schedule 2.9 under which MDSIS was designated an investment advisor was validly and enforceably assigned to the Company in connection with its formation in 2006.

     (b) To the Knowledge of the Company, no material dispute exists between the Company and any Client of the Company or of the Business.

     (c) The Company has adopted a formal code of ethics and a written policy regarding insider trading and front running, true, complete and correct copies of which have been made available to Buyer. Such code of ethics and policy regarding insider trading and front running comply in all material respects with Section 204A of the Advisers Act, respectively. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Form ADV of the Company. As of the date of this Agreement, there are no material violations of, or, to the Knowledge of the Company, allegations that any violations have occurred or been made with respect to, such code of ethics, policy regarding insider trading and front running or the conflict of interest policies.

     (d) Neither the Company nor, to the Knowledge of the Company, any other Person “associated” (as defined under the Advisers Act) with it, has for a period not less than five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act and, to the Knowledge of the Company, there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that would reasonably be expected to become the basis for, any such disqualification, denial, suspension or revocation.

     (e) Except as set forth on Schedule 2.9(e), the Company has not paid a cash fee, directly or indirectly, to any Person who, directly or indirectly, solicits any Client or prospective Client for, or refers any Client or prospective Client to, the Company other than in compliance with Rule 206(4)-3 of the Advisers Act.

     (f) Except as set forth on Schedule 2.9(f), there are no obligations or requirements to refund or return any amounts or funds paid, payable or to be paid under any Advisory Agreement.

     (g) The Company has not incurred any Loss as a result of any failure or alleged failure to be compliant with the CFA Institute’s Global Investment Performance Standards.

     2.10 Wrap-Fee Programs. All “wrap-fee” programs of the Company are and have been conducted in compliance in all material respects with Rule 3a-4 under the 1940 Act and all other applicable Law and Contracts, including all disclosure and delivery requirements applicable to such programs. All disclosure documents and Advisory Agreements relating to the “wrap-fee” programs for which the Company serves as an adviser, sponsor or portfolio manager are set forth in Schedule 2.10, which identifies the program sponsors in respect of each “wrap-fee” program sponsored by a third-party.

   2.11 Fund-Related Issues.

     (a) The Affiliates of the Company that may be involved in the sale of Fund interests are currently registered, or are not otherwise required to be registered, as a broker/dealer under the Exchange Act, or under any state Law in connection with offerings of securities;

     (b) Each of the Funds has complied with all requirements of the private placement exemption in Section 4(2) of the Securities Act (“Private Placement Exemption”) and offering of interests in Funds has complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable;

     (c) Each of the Funds qualifies, and has qualified since inception, under an exception from the definition of “investment company” under the 1940 Act, and the Company does not sponsor or act as adviser to any funds registered under the 1940 Act;

     (d) None of the assets of the Funds are treated as “plan assets” under ERISA;

     (e) Intentionally omitted.

     (f) The securities offerings conducted by the Funds would not be integrated with each other for purposes of establishing the availability of the Private Placement Exemption, and the Funds would not be integrated with each other for purposes of establishing the availability of an exception from registration under the 1940 Act;

     (g) Each of the Funds has made all material filings required to be made with each state or other jurisdiction in connection with its offers and sales of securities;

     (h) There are no side letters that have been executed in connection with investments in any the Funds;

     (i) Each Fund is duly and validly organized, in good standing and validly existing under the Laws of the jurisdiction in which it is organized, with full and adequate power and authority to conduct business as currently conducted and as described in its private placement memorandum (“Memorandum”). Each Fund is in good standing and duly qualified as a foreign entity in each jurisdiction in which the conduct of its business in connection with the offering of its interests (“Offering”) renders such qualification necessary except where the failure to be in good standing would not have a

Material Adverse Effect. As used in this Agreement, the term “Memorandum” shall be deemed to include any amendments or supplements thereto;

     (j) The Memorandum for each Fund contains all information required to be given to offerees and purchasers of Fund interests in order to come, in all material respects, within the Private Placement Exemption. Such Memorandum, together with any additional written communication that constitutes an offer to sell or a solicitation of an offer to buy the securities as relied upon by investors for use in connection with any Offering (any such additional written material being herein referred to as “Selling Material”) has not contained, at any time during an Offering, any untrue statement of a material fact, or has omitted or will omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were and are made, not misleading;

     (k) Neither the Funds nor, to the Sellers’ Knowledge, any officer, director, employee or Affiliate of the Funds or the Company has taken in conflict with the conditions and requirements of the Private Placement Exemption or applicable Blue Sky or state securities Laws or any action that would make the Private Placement Exemption, or any similar exemption or qualification under such applicable Blue Sky or state securities Law, unavailable with respect to the offering and sale of the Fund interests. All investors in the Funds are “accredited investors” as such term is defined in the SEC rules and regulations, except as set forth on Schedule 2.11(k);

     (l) There is no Litigation pending or, to the Sellers’ Knowledge, threatened against, or involving any of the Offerings or any of the Funds’ respective properties or businesses, which might create a Material Adverse Effect.

     (m) Neither the Company nor any Affiliates of the Company are in violation of the respective Organizational Documents or any other agreements ancillary to the Organizational Documents of the Funds, and none of the Funds are in default in the performance of any obligation, agreement or condition contained in any agreement of any of the Funds or in any agreement by which any of the Funds are bound, other than as would not be reasonably expected to have a Material Adverse Effect. The execution and delivery of this Agreement, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated herein will not conflict with or constitute a breach of or default under any of the Organizational Documents, or any Law, administrative rule, regulation, order or decree of any court or any governmental body or administrative agency applicable to any of them;

     (n) The Company, each Fund and each of their respective employees, is in compliance with all applicable federal, state, local, SRO, or foreign statutes, Laws, ordinances, rules, judgments, orders, and regulations of any Governmental Authority applicable to its business and operations, except for violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither the Company nor any Fund, nor any Person acting on behalf of the Company or any Fund, has, directly or indirectly, on behalf of or with respect to the Company or any Fund: (1) made or received any unreported political contribution; (2)

made or received any payment that was not legal to make or receive; (3) created or used any “off-book” bank or cash account or “slush fund” or (4) violated the Foreign Corrupt Practices Act of 1977, as amended. All permits and regulatory licenses required to conduct the Business have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

     (o) Except as set forth on Schedule 2.11(o), the financial information (including, without limitation, the balance sheets and any accompanying notes and schedules) that has been provided to Buyer concerning each of the Funds presents fairly in all material respects their respective financial positions as of the dates thereof, and through the date of the Closing there has been no Material Adverse Effect in their financial condition since the dates of such information;

     (p) Apart from the offering of Fund interests contemplated by each Memorandum, neither the Funds, nor, to the Sellers’ Knowledge, any officer, director, employee or Affiliate of any of them has, either directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any similar interest in any of the Funds;

     (q) Except as set forth in Schedule 2.11(q), there has not been a change in the condition, business or properties of any of the Funds, financial or otherwise, from that on December 31, 2007, and each of their outstanding debt, properties and business substantially conform and shall at the Closing substantially conform to the descriptions thereof contained in their respective Memoranda, in each case other than as would not be reasonably expected to have a Material Adverse Effect; and

     (r) The audited balance sheet for each of the Funds and the related audited statements of income, changes in owner’s equity and cash flow for the period ending December 31, 2007 that have been provided to the Buyer, comply in all material respects with all accounting requirements applicable to the Funds, have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial position of each Fund as of the dates thereof and the results of operations and cash flows for the periods then ending. Such audited financial information has been distributed to investors in their respective Funds within 120 days of such Fund’s fiscal year end. There are no liabilities, obligations or contingencies of any Fund (whether absolute or contingent) except liabilities that have been reserved against in the respective balance sheets or that have arisen since the date of such balance sheets in the ordinary course of business or that would not have a Material Adverse Effect.

     2.12 Undisclosed Liabilities, etc. The Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against in the Balance Sheet or specifically disclosed in the notes thereto and (b) for liabilities and obligations that (i) were incurred in the ordinary course of business and, if incurred after the date hereof, are not prohibited by this Agreement and (ii) individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Since the date of the Balance Sheet, there has not occurred or come to exist any Material Adverse Effect.

     2.13 Absence of Changes. Since the date of the Balance Sheet, except as specifically permitted after the date hereof pursuant to Section 4.1, the Company has not:

     (a) purchased or redeemed, directly or indirectly, any shares of its equity interests;

     (b) issued or sold any equity interests, or any securities convertible into or exchangeable for any such interests, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interests or any securities convertible into or exchangeable for any such interests;

     (c) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to Sellers) except for borrowings and repayments in the ordinary course of business;

     (d) mortgaged, pledged or otherwise subjected to any Lien, any of its real property or other properties or assets, tangible or intangible, except in the ordinary course of business;

     (e) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights against Persons (excluding Sellers, the Company and any Affiliate of any of them) that were forgiven, cancelled, compromised, waived or released in the ordinary course of business;

     (f) modified any existing Contract or entered into (x) any agreement, commitment or other transaction, other than related agreements entered into in the ordinary course of business and involving an expenditure by the Company of less than $50,000 in each case and $100,000 in the aggregate, or (y) any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on less than 30 days’ notice;

     (g) paid any bonus to any officer, director, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

     (h) entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

     (i) had any strike or other employment-related problem;

     (j) except as set forth on Schedule 2.13(j), amended any of its Organizational Documents;

     (k) changed in any respect its accounting practices, policies or principles;

     (l) incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $50,000 in each case or $100,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person);

     (m) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Company Intellectual Property or entered into any licensing or similar agreements or arrangements;

     (n) sold any assets with a value in excess of $50,000 in the aggregate; or

     (o) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

   2.14 Tax Matters.

     (a) Except as set forth on Schedule 2.14(a), (i) all material Tax Returns of the Company or the Funds, that were required to be filed have been duly and timely filed and when filed all such Tax Returns were correct and complete in all material respects, (ii) all material Taxes of the Company and the Funds (whether or not shown on any Tax Return) that are due and payable prior to or as of the Closing Date by the Company or the Funds have been paid or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements, and (iii) neither the Company nor any Fund is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a taxing authority of a jurisdiction where the Company or any Fund does not file Tax Returns that the Company or any Fund is or may be subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which is set forth on Schedule 2.14(a)(iii)) upon any asset of the Company or any Fund.

     (b) Except as set forth on Schedule 2.14(b), there has been no claim or dispute (other than a claim or dispute that has been settled) concerning any liability for Taxes of the Company or any Fund asserted by any taxing authority.

     (c) Except as set forth on Schedule 2.14(c), no Tax Returns of the Company or any Fund are currently the subject of audit or examination, nor has the Company or any Fund been notified of any request for an audit or examination, and Sellers have made available to Buyer correct and complete copies of all examination reports, and statements of deficiencies relating to material Taxes that were filed, assessed against or agreed to by the Company or any Fund.

     (d) Neither the Company nor any Fund has (i) waived any statute of limitations with respect to Taxes that is still outstanding, (ii) agreed to any extension of the time period for Tax assessment or collection that is still outstanding, or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

     (e) The Company and each Fund have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

     (f) Except as set forth on Schedule 2.14(f), neither the Company nor any Fund (or any successor thereto or transferee of the assets thereof) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding provision or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to Closing; or (iii) prepaid amount received on or prior to the Closing Date.

     (g) Except for the covenants as to indemnification set forth in this Agreement or in such agreements or arrangements the principal purpose of which does not relate to Taxes, the Company is not party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement.

     (h) The Company and each Fund have been treated by the Company and Sellers as a partnership for United States federal income tax purposes since its formation. Neither the Company nor any Fund has filed an entity classification election to be treated as an association taxable as a corporation.

     2.15 Assets. Except as set forth on Schedule 2.15(a)(i), the Company and each Fund owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the “Assets”). The Company has good and valid title to, or in the case of leased property has good and valid leasehold interests in, all Assets, including, but not limited to, all such Assets reflected in the Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and not in violation of this Agreement), in each case free and clear of any Lien, except Permitted Liens. The Company has maintained all tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. Sellers have set forth on Schedule 2.15(a)(ii) a list of all material tangible Assets.

     2.16 Real Property. The Company does not and has never owned, nor held any other interest in, any real property, including any leasehold interests.

     2.17 Contracts.

     (a) Disclosure. Schedule 2.17(a) contains a complete and correct list, as of the date hereof, of all Contracts (other than Advisory Agreements included on Schedule 2.9(a)). Sellers have made available to Buyer complete and correct copies of all written Contracts, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 2.17(a).

     (b) Enforceability. All Contracts are legal, valid, binding, in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto. The Company has not received any written or, to the Company's Knowledge, oral notice of, and to the Company's Knowledge there does not exist any, material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder. Except as set forth in Schedule 2.17(b), the enforceability of all Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and no Contract (other than Advisory Agreements) contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

     2.18 Intellectual Property.

     (a) Disclosure. Schedule 2.18(a) sets forth a complete and correct list of all Intellectual Property, registered with a Governmental Authority, that is owned by the Company (the “Owned Intellectual Property”).

     (b) Title. Except as set forth in Schedule 2.18(b), all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, and otherwise material to, the Business (the “Company Intellectual Property”), is owned by the Company. Except as set forth in Schedule 2.18(b), the Company has the exclusive right to use the Owned Intellectual Property in connection with the Business, free from (i) any Liens (except for Permitted Liens incurred in the ordinary course of business) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments.

     (c) Licensing and Similar Arrangements. Schedule 2.18(c) sets forth all material written agreements pursuant to which the Company has: (i) licensed Intellectual Property to any other Person, and (ii) obtained a license to use Intellectual Property from another Person. All of the material agreements set forth in Schedule 2.18(c): (i) are in full force and effect and enforceable in accordance with their terms, and no default exists or, to Sellers’ Knowledge, is threatened thereunder,

(ii) license or permit that which they purport to license or permit, and (iii) do not contain any change in control or similar provisions that will be triggered as a result of the consummation of the transactions contemplated by this Agreement. Sellers made available to Buyer complete and correct copies of all material licenses (including amendments, supplements, waivers and other modifications) set forth in Schedule 2.18(c).

     (d) No Infringement. The conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Seller’s Knowledge, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from the Company, except as set forth in Schedule 2.18(d).

     (e) No Intellectual Property Litigation. No material claim or demand by any Person has been made or, to Sellers’ Knowledge, threatened, nor is there any Litigation that is pending or, to Sellers’ Knowledge, threatened, that (i) challenges the rights of the Company in respect of any Company Intellectual Property, (ii) asserts that the Company is infringing or otherwise in conflict with, or is (except as set forth in Schedule 2.18(e)), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement set forth in Schedule 2.18(c). None of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Litigation within the last three years, whether or not resolved.

     (f) Due Registration, etc. To Seller’s Knowledge, the Owned Intellectual Property is in full force and effect. Except as set forth in Schedule 2.18(f), Sellers and the Company have taken all necessary actions to ensure adequate protection of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.

     2.19 Insurance. Schedule 2.19 contains a complete and correct list and summary description of all insurance policies maintained (at present or at any time in the past) by or on behalf of the Company and each Fund. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and each Fund have complied in all material respects with the terms and provisions of such policies. No insurer has given to the Company or any Fund any notice of intent not to renew, and, to the Knowledge of the Company, no fact, event or conditions exists that would reasonably be expected to prevent such renewal or give the insurer cause not to renew.

     2.20 Litigation. Set forth on Schedule 2.20 is a description of each Litigation pending or, to Sellers’ Knowledge, threatened by or against the Company or any Fund. No Litigation set forth on Schedule 2.20, individually or in the aggregate, would reasonably be expected to impair the ability of the Company or any Fund to perform its obligations hereunder or under any Ancillary Agreement or to have or result in a Material Adverse Effect (in each case, if adversely determined, and without regard to whether the defense thereof or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Company or a Fund.

   2.21 Compliance with Laws and Instruments; Consents.

     (a) Compliance. (i) Except as set forth on Schedule 2.21(a), neither the Company nor any Fund is, in any material respect, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business, (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, and (ii) neither the Company nor any Fund has received any written notice of, or otherwise to Sellers’ Knowledge is there, any claim alleging any such conflict, violation, breach or default.

   (b) Consents.

     (i) Except as specified in Schedule 2.21(b)(i) or as required by Advisory Agreements, no Governmental Approval or other Consent is required to be obtained or made by the Company or any Fund in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such Governmental Approvals or Consents the failure of which to obtain would not be reasonably be expected to be material to the Company or any Fund.

     (ii) Schedule 2.21(b)(ii) contains a complete and correct list of all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 2.21(b)(ii), all such Governmental Approvals and other Consents have been duly obtained and are held by the Company and each Fund and are in full force and effect. The Company and each Fund are in compliance with all Governmental Approvals and other Consents. There is no Litigation pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the revocation, cancellation, suspension or modification or nonrenewal of any Governmental Approval or other Consent set forth on Schedule 2.21(b)(ii) except for any such revocation, cancellation, suspension or modification which would not be reasonably expected to be material to the Company. Neither the Company nor any Fund has been notified that any such Governmental Approval or other Consent will be modified, suspended, cancelled, modified or cannot be renewed in the ordinary course of business. Except as set forth in Schedule 2.21(b)(ii) or pursuant to the Advisory Agreements, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or other Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof, except for any such violation, revocation, cancellation, suspension, modification or nonrenewal which would not be reasonably expected to be material to the Company.

     2.22 Environmental Matters. Neither the conduct nor operation of the Company nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability of Sellers, the Company, Buyer or any Affiliate of any of them, under Environmental Laws. The Company has not received any written notice from any Person that the Company or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by it was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property.

   2.23 Affiliate Transactions.

     (a) Schedule 2.23(a) contains a complete and correct list of all Contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any Fund, on the one hand, and Sellers, or any of their Affiliates (other than the Company), on the other hand, are or have been a party or otherwise bound or affected.

     (b) Except as set forth in Schedule 2.23(b), no member, officer, director or employee of the Company or any Fund, nor any family member, relative or Affiliate of any such member, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis (but excluding the ownership of the Interests by Sellers), any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any Person, that is a service provider, client or competitor of the Company (excluding for all purposes of this clause the ownership of less than 1% of the outstanding capital stock or other equity interests of any Person whose securities are publicly traded), (ii) serves as an officer, director or employee of any Person that is or, as of the Closing Date, will be a service provider, client or competitor of the Company, or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of the Company or any Fund.

     2.24 Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company. There has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the

Company. The Company has complied with all applicable Laws pertaining to the employment or termination of employment of its employees, including, without limitation, all such Laws relating to withholding taxes, labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in any material liability or obligation on the part of the Company or Buyer or any of their Affiliates.

   2.25 Employee Benefit Plans and Related Matters; ERISA.

     (a) Except as set forth on Schedule 2.25(a), neither the Company, nor any entity that is or would have been at any date of determination treated as a single employer under Section 414 of the Code with the Company (such other trade and business hereinafter referred to as a “Related Person”), sponsors or maintains any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, or any bonus, incentive or deferred compensation, employment, severance, termination, retention, change of control, equity-based compensation, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or dependents of any such employee or former employee (collectively, the “Employees”) or under which any Employees are or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company or any Related Person, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute (collectively, the “Plans”). The Company has no liability with respect to any Plans and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any Related Person or, following the Closing, Buyer or any of its Affiliates. Neither the Company nor any Related Person sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, within the six years prior to the Closing a plan that is subject to Title IV of ERISA. No current or former employee of the Company is or will become entitled to post-employment medical benefits by reason of employment by the Company other than coverage mandated by Section 4980B of the Code.

     (b) Except as disclosed on Schedule 2.25(b) or may be required by Law, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee or any New TABS Employee.

     2.26 Bank Accounts. Schedule 2.26 sets forth a complete and correct list containing the names set forth of each bank in which the Company and each Fund have an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.

     2.27 Brokers, Finders, etc. Except for the retention of any Person set forth on Schedule 2.27, the fees and expenses of which will be borne by Sellers (and not the

Company), all negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Sellers or the Company in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Sellers, the Company or Buyer for any brokerage, financial advisory, investment banker or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant or adviser to Sellers or the Company upon consummation of the transactions contemplated hereby or thereby.

     2.28 No Convictions, Sanctions or Other Violations. Neither the Company nor any Fund, nor any other Person “associated” (as defined under the Advisers Act) with it, nor any director, officer or, to the Knowledge of the Company, employee of the Company or any Fund:

     (a) has been convicted of (i) any felony, (ii) any misdemeanor related to theft, fraud or misrepresentation, or (iii) any crime related to the securities industry;

     (b) has been subject, or is presently subject, to any injunction or SEC order that would prevent such Person from acting or serving as an investment adviser, underwriter, broker-dealer, employee, officer or director of an investment company under Sections 9(a)(2) or 9(b) of the 1940 Act and there is no proceeding or investigation pending, or, to Sellers’ Knowledge, threatened, that could become the basis for any such injunction or SEC order; or

     (c) is subject to any disqualification, censure or revocation of any applicable registration or license that would limit (i) the performance of any duties by the Person holding the registration or license on behalf of the Business or (ii) the ability of the Company to perform its Business.

     2.29 Performance Records. The Performance Records during the Performance Record Period are complete and include, without limitation, any and all documents or records that form the basis for, demonstrate, or recreate the calculation of the performance rate of return of all of the Company’s Clients, as required by the Performance Records Requirements. The performance history of the Company’s Clients is accurate and complete, and all of the investment decision makers substantially responsible for the investment performance reflected in the Performance Records during the Performance Record Period are currently anticipated to be New TABS Employees.

   2.30 GIPS Compliance.

     (a) The Company currently maintains the investment management performance composites listed in Schedule 2.30(a)(i) (the “Composites”). The performance history of the Composites is accurate and complete in accordance with the Global Investment Performance Standards (“GIPS”). All of the investment decision makers substantially responsible for the investment performance reflected in the

Composites for the entire period the Composites’ strategies were managed are currently anticipated to be New TABS Employees (“Investment Decision Makers”).

     (b) Substantially all of the assets managed by the Investment Decision Makers will be purchased by the Buyer in this transaction.

     (c) The Company’s GIPS compliance has undergone verification completed by ACA Compliance Group for the five-year period ending December 31, 2007, and such verification(s) have been provided to the Buyer. ACA Compliance Group is an independent third party in compliance with the Guidance Statement on Verifier Independence.

     (d) The Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that the Company includes in a Composite (current and historical performance results) as required by GIPS to support the Company’s claim of GIPS compliance and as required by the Advisers Act, rules and regulations thereunder, and applicable SEC Staff No-Action letters (collectively, the “GIPS Records Requirements”).

     (e) Any investment performance earned at a firm other than the Company and presented by the Company is in compliance with GIPS investment performance portability requirements, including the Guidance Statement on Performance Record Portability effective January 1, 2006. With respect to any investment performance earned at any other firm and presented by the Company, the Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of such performance presentation and appropriate disclosure relating to the source of the results is provided.

     2.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2 (as modified by the Schedules hereto), neither the Company, Sellers nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement and the Ancillary Agreements that are or shall be deemed to be representations or warranties the breach of which would give rise to any right of indemnification pursuant to Sections 6.1 or 9 of this Agreement. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. Nothing in this Section 2.31 shall in any way affect the ability of Buyer to bring a claim for fraud in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 3. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows, as of the date hereof and as of the Closing Date:

     3.1 Status; Authorization, etc. Buyer is a Massachusetts business trust. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer shall be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

     3.2 No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) on any of the properties or assets of Buyer under (a) any Law applicable to Buyer or any of its properties or assets, (b) any provision of any of the Organizational Documents of Buyer, or (c) any contract, agreement or other instrument to which Buyer is a party or by which its properties or assets may be bound.

     3.3 Brokers, Finders, etc. All negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Buyer or any of its Affiliates in such manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Sellers for any brokerage or finder’s commission, fee or similar compensation.

     3.4 Purchase for Investment. Buyer is purchasing the Interests solely for investment, with no present intention to resell the Interests. Buyer hereby acknowledges that the Interests have not been registered pursuant to the Securities Act, and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

   3.5 Statutory Disqualification.

     (a) Neither Buyer nor any “affiliated person” thereof, as defined in the 1940 Act, (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser to or principal underwriter of a registered investment company or (ii) has engaged or is currently engaging in any of the conduct specified in Section 9(b) of the 1940 Act;

     (b) Neither Buyer nor any “associated person” of Buyer, as defined in the Advisers Act, is subject to any disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, denial, suspension or revocation of registration of Buyer as an investment adviser under Section 203(e) of the Advisers Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such disqualification, denial, suspension or revocation; and

     (c) Neither Buyer nor any “associated person” of Buyer (i) is subject to a “statutory disqualification,” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of Buyer as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such censure, limitations, suspension or revocation. No fact relating to Buyer or any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD.

     3.6 Litigation. There is no writ, injunction, decree order, judgment outstanding, nor any Litigation pending or involving or threatened against Buyer or any Affiliate of Buyer that questions the validity of this Agreement, any Ancillary Agreement or any action taken or to be taken by Buyer or its Affiliates to consummate the transactions contemplated by this Agreement.

     3.7 Financial Capability. Buyer (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 4. Covenants of Sellers, the Company, and Evans.

     4.1 Conduct of Business. On and after the date hereof to the Closing Date, except as expressly required by this Agreement or as otherwise expressly consented to by Buyer in writing, the Company shall, and Sellers and Evans shall cause the Company and each Fund to:

     (a) carry on the business of the Company and each Fund in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts to preserve the value of Business and to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with clients, service providers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

     (b) except as would not result in Closing Date Working Capital of less than the Target Working Capital, not (i) declare dividends or distributions on, or redeem, repurchase, adjust, split, combine or reclassify any equity interests in the Company, (ii) increase any obligations of the Company with respect to Indebtedness in excess of $50,000 in the aggregate, repay any loans or other amounts outstanding to Sellers or any of their Affiliates, (iii) make capital expenditures in excess of $10,000 in any case or $50,000 in the aggregate, (iv) pay any bonuses or advances against salaries, (v) make capital expenditures in excess of $10,000 in any case or $50,000 in the aggregate, (vi) prepay any accounts payable, (vii) delay payment of any trade payables other than in the ordinary course of business, or (viii) make any other cash payments other than in the ordinary course of business;

     (c) maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by the Company or a Fund in good repair, working order and operating condition subject only to ordinary wear and tear;

     (d) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of the assets of the Company, except for Permitted Liens;

     (e) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Company and each Fund, including, without limitation, those policies set forth on Schedule 2.19;

     (f) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business of the Company and each Fund;

     (g) perform in all material respects all of the obligations under any Contracts, agreements or other instruments relating to or affecting any of the properties and assets (including the Assets) of the Company, each Fund or the Business;

     (h) except for entering into Advisory Agreements with New Clients and clients for transitional accounts constituting Short-Term Closing Date Account Revenues that are consistent with the past practice of the Company in respect of such transitional accounts, not enter into or assume any Contract, or, enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except for such Contracts and amendments, supplements, waivers and modifications thereof that, individually and in the aggregate, are not material to the Company or the Fund, as the case may be, and that are entered into, assumed or permitted in the ordinary course of business;

     (i) maintain the books of account and records of the Company and each Fund in the usual, regular and ordinary manner consistent with past policies and practice and not change any of the accounting principles, practices, methods or policies (including, but not limited to, any reserving methods, practices or policies) employed by the Company and each Fund as of the date of the Balance Sheet, other than as may be required by GAAP or a Governmental Authority;

     (j) comply in all material respects with all Laws applicable to the Company and to each Fund or any of their respective properties, assets or business;

     (k) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation affecting the Company or a Fund;

     (l) not cause or permit any amendment, supplement, waiver or modification to or of any of the Organizational Documents of any of the Company or a Fund;

     (m) use commercially reasonable efforts to maintain the good standing of the Company and each Fund in their respective states of organization and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Business;

     (n) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

     (o) not intentionally take any action or omit to take any action, which action or omission would reasonably be expected to result in a breach of any of the representations and warranties set forth in Section 2;

     (p) not intentionally take any action reasonably likely to have a Material Adverse Effect and promptly advise Buyer in writing of any event, occurrence, fact, condition, change or development in the Business that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect or a breach of this Section 4.1;

     (q) not make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not material and which are taken in the ordinary and usual course of business consistent with past practice;

     (r) not, except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail in any material respect to follow its existing policies or practices with respect to managing the account of any Client; or (iii) otherwise fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; and

     (s) not agree or otherwise commit to do any of the foregoing activities that it has agreed not to do under the terms of this Section 4.1.

     4.2 No Solicitation. During the term of this Agreement, Sellers, the Company, and Evans shall not, and shall cause each Representative and Affiliate of any of them not to, (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person (other than Buyer and its Affiliates and Representatives) of any Interests or any other securities of the Company, or all or substantially all of the Business or of the assets of the Company (an “Acquisition Transaction”), or (b) furnish or permit to be furnished any non-public information concerning the Company or its business and operations to any Person (other than Buyer and its Affiliates and Representatives), other than information furnished in the ordinary course of business. Sellers shall promptly notify Buyer of any inquiry or proposal received by Sellers, the Company, Evans, or any Representative or Affiliate of any of them with respect to any such Acquisition Transaction. Sellers, the Company, and Evans shall immediately cease and cause to be terminated any existing activities, discussions or negotiations, whether involving the Company, themselves or any Representative, with any Person other than Buyer in respect of any Acquisition Transaction.

     4.3 Access and Information. Sellers and the Company shall, and shall use commercially reasonable efforts to cause their respective Representatives to, give Buyer and its Representatives full access during reasonable business hours to all of such Person’s respective properties, assets, books, contracts, commitments, reports and records relating to the Company and the Business, and furnish to them all such documents, records and information with respect to the properties, assets and Business of the Company (including Performance Records) and copies of any work papers relating thereto as Buyer shall from time to time reasonably request. Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any such Person to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which such Person is bound. In addition, the Company shall, and shall use commercially reasonable efforts to cause each of its Representatives to, permit Buyer and its Representatives reasonable access during reasonable business hours to personnel of the Company and its Representatives, as may be necessary or otherwise reasonably requested by Buyer and its Representatives in connection with their review of the properties, assets and business of the Company and the above-mentioned documents, records and information. For a period of five years after the Closing, Buyer will give Sellers reasonable access during Buyer’s regular business hours upon reasonable advance notice and under reasonable circumstances, and subject to restrictions under applicable Law, to books and records transferred to Buyer, including Performance Records, to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Sellers or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Litigation (subject to, attorney client-privilege and attorney work product doctrines and provided that such Litigation is not adverse, or potentially adverse, to Sellers or their

Affiliates). The Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 4.3.

4.4 Subsequent Financial Statements and Reports; Filings.

     (a) Subsequent Financial Statements and Reports. From the date hereof to and including the Closing Date, Sellers shall cause the Company to (i) provide to Buyer a report, promptly after the last day of each month, of aggregate Assets under Management as of such day and of the aggregate annualized revenues represented by Clients and clients who have consented to the transactions contemplated by this Agreement as of such day and have not terminated their relationships with the Company and (ii) timely prepare, and promptly deliver to Buyer, monthly financial statements, to be in scope and detail consistent with such monthly financial statements as have been historically distributed to the Company’s senior management and as previously delivered to Buyer. Each such financial statement shall present fairly in all material respects the financial position, assets and liabilities of the Company as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the Company in the preparation of such monthly financial statements.

     (b) Governmental Filings. From the date hereof to and including the Closing Date, Sellers, the Company, Evans and each Fund shall timely file, or cause to be timely filed, and concurrently deliver to Buyer, copies of each registration, report, statement, notice or other filing requested or required to be filed by Sellers, the Company or a Fund with the SEC or any other Governmental Authority under the Exchange Act, the Securities Act, or any other applicable Law. All such registrations, reports, statements, notices and other filings shall comply in all material respects with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Filings of the Company. Sellers and Evans shall use commercially reasonable efforts to assist Buyer and the Company in filing, at the sole expense of the Buyer, promptly after Closing (i) any notice, amendment, termination or other filings in connection with the dissolution of the Company; (ii) an amendment, if necessary, to the Company’s investment adviser registration on Form ADV with the SEC and any state securities commissions on behalf of the Company reflecting the transactions contemplated by this Agreement and any other material changes to the Form ADV as required; and (iii) any other schedules or filings in connection therewith as required by the SEC or applicable securities Laws.

     (d) Performance Records. Sellers will provide Buyer with all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of all of the Company’s Clients, as required by the Advisers Act, the rules and regulations promulgated thereunder, and applicable SEC Staff No-Action letters (the “Performance Records Requirements”), from January 1, 1999 (or for any period prior to January 1, 1999, to the extent that the Company has such documentation available) to the Closing Date (“Performance Record Period”) (collectively, the “Performance Records”). For Performance Records in respect to the period before date of this Agreement, Sellers will provide, at the offices of the Company, in hard copy or electronic format, originals or copies of such Performance Records to Buyer at Closing. For Performance Records in respect to the period between the date of this Agreement and the Closing Date, Sellers will provide, in hard copy or electronic format, originals or copies of such Performance Records to Buyer within five (5) Business Days of Closing or, if later, as soon as practicable following the date on which such Performance Records are made available.

     (e) GIPs. The Company shall provide Buyer with all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that the Company included in the Composites and each Composite’s rate of return (current and historical performance results), as required by GIPS and the GIPS Records Requirements, from January 1, 1999 (or for any period prior to January 1, 1999, to the extent that the Company has such documentation available) to the Closing Date (“GIPS Record Period”) (collectively, the “GIPS Records”). The Company agrees to provide, in hard copy or electronic format, originals or copies of the GIPS Records to Buyer at the offices of the Company. The Sellers will give such reasonable assistance and documentation as the Buyer requests to enable the Buyer to include the investment performance of the portfolios whose assets are included in one or more Composites maintained by the Buyer in compliance with GIPS, or in order for the Buyer to maintain its claim of GIPS compliance. From the date of this Agreement until Closing, the Sellers and the Company shall use commercially reasonable efforts to obtain verification from ACA Compliance Group regarding the Company’s GIPS compliance for the period commencing on January 1, 1999.

     4.5 Public Announcements. Except provided in Section 5.1 or as required by applicable Law, Sellers, the Company, and Evans shall not (and shall cause each other and each Representative of any of them not to) make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of Buyer.

   4.6 Noncompetition / Nonsolicitation.

     (a) For a period of five (5) years from the Closing Date (the “Restricted Period”):

     (i) Sellers and Evans and their controlled Affiliates shall not (except, in the case of Evans, when he is acting as an authorized representative of the Company or Buyer), directly or indirectly, (a) engage in any business, enterprise, employment or advisory services that competes with the Company or the Business as it is conducted on the Closing Date or (b) invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, lend the name of Sellers or any similar name to, or lend the credit of Sellers to, or render services or advice to any business that competes with the Company or Buyer or any successor or

Affiliate of any of them in the Business as it is conducted on the Closing Date; provided, however, that Sellers and their Affiliates may (i) purchase or otherwise acquire any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act and then in effect and represent in the aggregate less than one percent (1%) in value of the outstanding securities of such enterprise, and (ii) notwithstanding anything to the contrary herein, acquire and sell tax exempt municipal bonds or advise their respective clients on allocation of their portfolio to tax exempt municipal bonds so long as such activity is ancillary to other services provided to the clients of such Sellers or their Affiliates;

     (ii) During the Restricted Period, Sellers and Evans and their controlled Affiliates shall not, directly or indirectly, for himself or itself or any other Person (a) induce or attempt to induce any employee or agent of the Company or the Business or, to such Person’s Knowledge, any successor thereof to leave such employ, (b) in any way interfere with the relationship between the Company (or the Business) or Buyer or, to such Person’s Knowledge, any successor of either of them and any of their respective employees or agents, (c) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or the Business or, to such Person’s Knowledge, any successor of either of them; or (d) induce or attempt to induce any client, service provider, licensee or business relation of the Company or the Business, or, to such Person’s Knowledge, including, but not limited to, any Client or New Client or its successor, to cease doing business with the Company or the Business, or in any way interfere with the relationship with any client, service provider, licensee or business relation of the Company or the Business; and

     (iii) During the Restricted Period, Sellers and Evans and their Affiliates shall not, directly or indirectly, either for himself or itself or for any other Person, solicit the municipal bond-related business of or provide municipal bond-related services to any Person who is a client of the Company or the Business or any Client or any successor to any of them.

     (b) Sellers and Evans agree that each of the covenants set forth in Section 4.6(a) are reasonable with respect to their duration, geographical area and scope.

     (c) The parties intend that the covenants made in this Section 4.6 shall be enforced to the fullest extent permissible under the Laws of any applicable jurisdiction, and acknowledge that these covenants are required and appropriate in scope and duration for the adequate protection of the Company and Buyer and its Affiliates and to induce Buyer to enter this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. If any provision of this Section 4.6 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought, then in such jurisdiction only, such provision shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions of this Section 4.6, and without rendering such provision illegal, invalid or unenforceable in any other jurisdiction. If, however, any provision of this Section 4.6 shall be illegal, invalid or unenforceable in any jurisdiction in which enforcement is sought because the scope of such provision is excessive or more restrictive than permitted by the Law of such jurisdiction, then in such jurisdiction only, the scope of such provision shall be limited to the minimum extent necessary (and without limiting the scope of such provision in any other jurisdiction) to render such provision valid, legal and enforceable to the greatest extent permitted under the Law of such jurisdiction.

     (d) Wherever possible, each provision and term of this Section 4.6 shall be interpreted in a manner to be effective and valid; but, if any provision or term of this Section 4.6 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of the prohibition or invalidity thereof, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Section 4.6 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, shall be effective, binding and enforceable against Sellers and Evans and their controlled Affiliates.

     (e) Sellers and Evans acknowledge that Buyer is the beneficiary of the covenants contained in this Section 4.6 regardless of whether the Company is dissolved after the Closing.

   4.7 Further Actions.

     (a) Sellers, the Company, and Evans shall (and shall cause each Fund to) use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each to fulfill and perform his or its obligations in respect of this Agreement and the Ancillary Agreements to which he or it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Sellers, the Company, and Evans (and shall cause each Fund to) (i) make, or cause to be made, all filings and submissions (including, but not limited to, under the HSR Act) required under any Law applicable to any of them as promptly as practicable and, in any event, with respect to filings under the HSR Act, within ten Business Days after the date of this Agreement, and give such reasonable undertakings at the earliest practicable date as may be required in connection therewith, and (ii) use commercially reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and other Consents necessary to be obtained or made by the Company, the Sellers or the Funds in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     (c) Sellers, the Company, and Evans shall coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 5.2.

     (d) At all times prior to the Closing Date, Sellers, the Company and Evans shall promptly notify Buyer in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, promptly upon becoming aware of the same.

     4.8 Client Consents. As promptly as practicable after the execution of this Agreement, the Company shall use commercially reasonable efforts to cause each Client of the Business, each of the investors in the Funds and each sponsor of wrap-fee programs for which the Company serves as investment adviser to be informed of the transactions contemplated by this Agreement and shall request that the Client or sponsor provide the respective Client or sponsor consent to the transactions contemplated by this Agreement. In order to be treated as a Client Consent received for purposes of Sections 1.5 and 7.2(g), a consent under this Section 4.8 must (i) if a Client Consent described in clause (b) of the definition thereof, be given in writing by the respective Client or customer and received, (ii) if a Client Consent described in clause (c) of the definition thereof, be given in writing by the respective Client or customer and received, (iii) if a Client Consent described in clause (d) of the definition thereof, be executed in writing by the respective Client and received, and (iv) if a Client Consent described in clause (e) of the definition thereof, have had the requisite period since notice pass without objection, in each case prior to the applicable dates set forth in such sections. In addition, in order to be treated as a Client Consent received for purposes of Sections 1.5 and 7.2(g), a consent under this Section 4.8 of a sponsor of a wrap-fee program must, to the extent required under the terms of such wrap-fee program or applicable Law, include a representation from each such sponsor that the underlying Clients thereof have consented to the transactions contemplated by this Agreement in a manner consistent with the respective Advisory Agreements and the conditions described in the preceding sentence.

     4.9 Settlement of Intercompany Accounts and Borrowings. Prior to the Closing, Sellers shall cause the Company to settle, in a manner that is Tax free to the Company and does not cause the Company to incur, or become liable for, any Taxes, all Intercompany Accounts and Borrowings.

     4.10 Termination of Company Operating Agreement. Sellers acknowledge and agree that the Company Operating Agreement shall be terminated and be of no further force and effect upon, and subject to the occurrence of the Closing, and acknowledge that Buyer, as sole member of the Company after Closing, shall adopt an amended and restated operating agreement for the Company to take effect immediately after the Closing.

Section 5. Covenants of Buyer.

     5.1 Public Announcements. Except for the announcement (and filing of this Agreement with the SEC) previously agreed to by Buyer and Sellers to be released not earlier than the third calendar day following the date of this Agreement, or such other period as agreed to by the parties in writing, after the date hereof and prior to the Closing, and except as required by any applicable Law, Buyer shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of Sellers’ Representative.

   5.2 Further Actions.

     (a) Buyer shall use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for Buyer to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Buyer shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including, but not limited to, such filings, if any, as may be required under the HSR Act) required under any Law applicable to Buyer as promptly as practicable and, in any event, with respect to filings under the HSR Act, within ten Business Days after the date of this Agreement, and give such reasonable undertakings at the earliest practicable date as may be required in connection therewith, and (ii) use commercially reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and other Consents necessary to be obtained or made by Buyer, in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; provided, that in no event shall Buyer be required to agree to any divestiture of any assets or portion of the business of Buyer, any of Buyer’s Affiliates, the Company, or any of their Affiliates.

     (c) Buyer shall coordinate and cooperate with Sellers in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Sellers, the Company or Evans in connection with (i) the filings and other actions contemplated by Section 4.7 and (ii) the solicitation of Client Consents by the Company during the periods (A) prior to Closing and (B) following Closing through the Client Consent Adjustment Date.

     (d) At all times prior to the Closing Date, Buyer shall promptly notify Sellers in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.3 to be satisfied, promptly upon becoming aware of the same.

     5.3 Subsequent Reports. From the Closing Date through the Client Consent Adjustment Date, Buyer shall cause the Company to provide to Sellers a report, promptly after the last day of each month and as of the close of business on the Client Adjustment Date, of aggregate Assets under Management as of such day and of the aggregate Annualized Fee Revenues represented by Signing Date Clients and New Clients who have consented to the transactions contemplated by this Agreement following the Cut-Off Date.

     5.4 Use of Name. Buyer agrees that it shall have no right to use the name “M.D. Sass” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Subject Marks”), and (ii) will not at any time hold itself out as having any affiliation with the M.D. Sass or any of its Affiliates. On the first Business Day following Closing, Buyer shall make such filings with the Secretary of State of the State of Delaware as are required to change the name of the Company to “Eaton Vance Tax Advantaged Bond Strategies, L.L.C.” or another name not incorporating the name “M.D. Sass” or any derivative thereof, or shall cause the Company to be dissolved.

     5.5 License Grant. Subject to MDSIS treating the Licensed Know How as confidential information under Section 11.11 herein, Buyer grants to MDSIS a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up royalty-free license to use the Licensed Know How. Notwithstanding anything to the contrary herein except the preceding sentence such license may be sublicensed or transferred by MDSIS to any of its Affiliates or an acquirer of all or substantially all of the assets of MDSIS. Notwithstanding the foregoing, and without regard to any time limitations (including the five year (5) period set forth in Section 4.6), in no case shall the Licensed Know How be used to compete with the Business in a manner that violates Section 4.6 of this Agreement.

     5.6 Employee Matters. Effective as of the Closing Date, unless otherwise agreed by Buyer and Sellers, Buyer shall offer to employ, or enter into employment agreements with, at the Company (or any Affiliate of Buyer designated by Buyer) each Person listed on Schedule 5.6 who satisfies Buyer’s standard conditions to employment applicable generally to employees of Buyer in like position (each such Person, an “Offeree”). Each Offeree to whom the Buyer has extended such an offer and who accepts Buyer's offer of employment, shall be referred to herein as a “New TABS Employee.” An Offeree who reports for work and performs work for the Company on the first Business Day immediately following the Closing on which such Offeree is scheduled to work shall be deemed for all purposes of this Agreement to have accepted Buyer’s offer of employment and shall be deemed to be a New TABS Employee. Under the employee benefit plans, policies and arrangements established by Buyer (collectively, the “Buyer Employee Plans”) covering any New TABS Employee after the Closing, each New TABS Employee shall, to the extent permitted by such Buyer Employee Plans, be credited with his or her period of service with the Company, Sellers or any Related Persons and their respective predecessors before the Closing Date, for purposes of eligibility and vesting (other than with respect to new equity plans or awards) and not for benefit accrual purposes, to the extent credited under the comparable employee benefit plan applicable to such New TABS Employee immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Subject to the terms and conditions of the applicable Buyer Employee Plans, from and after the Closing Date, New TABS Employees (and their eligible dependents) shall be entitled to medical benefit coverage under a Buyer Employee Plan.

Section 6. Certain Additional Covenants.

6.1 Taxes.

     (a) Tax Indemnification. MDSIS and 1185 Advisors shall severally (based on their respective Indemnity Percentage), indemnify, defend and hold harmless Buyer (and, if the Closing occurs, the Company) (the “Tax Indemnitees”) against any and all Losses of the Company resulting from or arising out of: (i) any and all Taxes attributable to the Company or any Fund (which are not able to be paid out of the assets of such Fund) with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) the failure of any of the representations and warranties contained in Section 2.14 to be true and correct in all respects (iii) Taxes for Pre-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date; and (iv) any and all Taxes imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to a Pre-Closing Tax Period; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, MDSIS and 1185 Advisors shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the Working Capital Adjustment. MDSIS and 1185 Advisors shall reimburse Buyer for any Taxes of the Company for which they are responsible pursuant to this Section 6.1(a) within 15 business days after payment of such Taxes by Buyer or the Company. The indemnification provided for in this Section 6.1 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 2.14. In the event of a conflict between the provisions of Section 9, on the other, the provisions of this Section 6.1 shall control.

     (b) Tax Return Preparation. Sellers and Evans shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Pre-Closing Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company.

     (c) Cooperation. Buyer, Sellers, the Company and Evans shall cooperate with respect to the filing of Tax Returns pursuant to this Section 6.1, and any Tax audit or administrative or court proceeding relating to Taxes for any Pre-Closing Tax Period, provided, that such cooperation shall not unreasonably interfere with the conduct of the business of the parties.

     (d) Transaction-Related Taxes. All sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority (including any interest and penalties) in connection with the transactions contemplated by this Agreement shall be paid 50% by Buyer, on the one hand, and 50% by Sellers, on the other hand.

     (e) Terminate Tax Sharing Agreements. Sellers shall cause all Tax sharing agreements or similar agreements with respect to or involving the Company to be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     (f) Tax Claims. If a claim with respect to Taxes shall be made by any taxing authority, which, if successful, could result in an obligation to make an indemnity payment to the Tax Indemnities, then notwithstanding any provisions in this Agreement to the contrary, Buyer and the Company shall promptly and in any event no more than ten (10) days following receipt of a written notice of such claim, give written notice to the Seller Representative of such claim (a “Tax Claim”); provided, however, the failure of Buyer or the Company to give such notice shall only relieve the Sellers from their indemnification obligations hereunder to the extent they are actually prejudiced by such failure. With respect to any such Tax Claim, the Seller Representative shall, upon written notification to Buyer, control all proceedings relating exclusively to Pre-Closing Tax Periods and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that Buyer shall be entitled to participate in any such Tax Claim and shall jointly control any such Tax Claim the resolution of which may increase (or otherwise affect) the Taxes of the Company for any period following the Closing Date. No Tax Claim in which the Seller Representative and Buyer jointly control all proceedings taken in connection with any Tax Claim may be settled without the prior written consent of the Seller Representative and Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer, Sellers and the Company and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim.

     (g) Tax Treatment of Indemnity Payments. The Sellers and the Buyer agree to treat any indemnity payment made pursuant to this Section 6.1 and Section 9 as an adjustment to the Purchase Price for all income tax purposes.

     6.2 Transitional Arrangements. Promptly following the execution of this Agreement, Representatives of Sellers shall, at the request of Buyer, meet with Representatives of Buyer, at such times as may be reasonable, to coordinate the transition of the Business as contemplated by this Agreement and to coordinate the handling of such other matters as Sellers, Evans and Buyer consider appropriate.

     6.3 Termination of Natixis Agreements. The Sellers shall use their respective commercially reasonable efforts to cause the agreements among the Company and Natixis (the “Natixis Agreements”) to be terminated, with a full, complete and unconditional release of the Company and its Affiliates (including, after closing, Buyer and its Affiliates) from any and all liabilities, damages or obligations thereunder or relating thereto. If the Natixis Agreements are not terminated prior to Closing, Sellers shall retain the right to use commercially reasonable efforts to terminate such agreements following Closing and the Company agrees to use the Natixis Holdback Amount to satisfy any amount payable in connection with such termination. Whether or not the Closing has occurred, at the request of the Sellers, Buyer shall enter into an administrative services agreement with the Company in the form attached as Exhibit A hereto (the “Administrative Services Agreement”).

Section 7. Conditions Precedent.

     7.1 Conditions to Obligations of Each Party. The obligations of Sellers, the Company, Evans and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a) No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined, or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or the Ancillary Agreements. No action or proceeding shall be pending or threatened by any Governmental Authority or other Person on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of any such Law.

     (b) HSR Act Notification. The notifications of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

     7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following additional conditions, which Sellers, the Company, and Evans agree to cause to be fulfilled:

    (a) Representations, Performance.

     (i) The representations and warranties of Sellers, the Company, and Evans contained in Section 2 and in any Ancillary Agreement, taken in their entirety shall be true and correct in all material respects both as of the date hereof and as of the Closing Date (it being expressly acknowledged and agreed such breaches could cause this condition not to be satisfied even if, individually or in the aggregate, such breaches would not be or reasonably be expected to result in a Material Adverse Effect).

     (ii) Sellers, the Company, and Evans shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by Sellers, the Company, and Evans prior to or on the Closing Date.

     (iii) Sellers and Evans shall have delivered to Buyer a certificate, dated the Closing Date and executed by Evans and by authorized officers of each of the Sellers, to the effect set forth above in this Section 7.2(a) .

     (b) Delivery of Interests. At the Closing, Sellers shall have delivered an instrument, in a form reasonably acceptable to Buyer, evidencing the assignment of the Interests to Buyer as provided in Section 1.1(a) .

     (c) Consents. All Governmental Approvals required to be made or obtained by Sellers, Evans or the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained. Complete and correct copies of all such Governmental Approvals shall have been delivered to Buyer.

     (d) Resignations. All directors, managers, and officers of the Company identified on Schedule 7.2(d) shall have submitted their resignations or have been removed from office effective as of the Closing Date.

     (e) FIRPTA Certificate. Sellers and Evans shall have delivered to Buyer a certificate, as contemplated under and meeting the requirements of Section 1.1445 -2(b)(2)

     (f) Transition Services Agreement. MDSIS shall have executed and delivered the Transition Services Agreement in substantially the form attached as Exhibit B (the “Transition Services Agreement”).

     (g) Client Consents. The Company shall have received Client Consents from Signing Date Clients and New Clients that represent Aggregate Closing Date Fee Revenues that are equal to or greater than $12,800,000 (the “Buyer’s Closing Threshold”); provided, however, that if Merrill, Lynch, Pierce, Fenner & Smith Incorporated agrees prior to December 31, 2008 to allow the Company’s products to continue to be offered through the Merrill Lynch Consults Service (either through the Company’s contract or Buyer’s contract or otherwise), then the Buyer’s Closing Threshold shall be reduced to an amount equal to the product of (i) eighty percent (80%) multiplied by (ii) $16,000,000 less the amount of Closing Date Fee Revenues applicable to the Merrill Lynch Consults Service for which Client Consents have not been received as of the Closing Date.

     (h) No Indebtedness. At Closing, the Company shall have no Indebtedness and Buyer shall have received sufficient evidence that all Indebtedness of the Company shall have been paid and/or satisfied in full prior to Closing.

     (i) Releases. Sellers and Evans shall have executed and delivered the Releases in substantially the form attached as Exhibit C (collectively, the “Releases”).

     (j) Opinion of Counsel. Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Weil, Gotshal & Manges LLP as to the matters set forth in Exhibit D.

     (k) Corporate and Other Proceedings. All corporate, limited liability company and other proceedings of Sellers and the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (l) Service Mark. MDSIS shall have transferred to the Company, free and clear of any Liens, all of MDSIS’s right, title, interest, and goodwill in and to (including, without limitation, any registrations for) the service mark “TABS Tax Advantaged Bond Strategy”, in a form and substance reasonably satisfactory to Buyer.

     7.3 Conditions to Obligations of Sellers, the Company and Evans. The obligation of Sellers, the Company, and Evans to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver, on or prior to the Closing Date, of the following additional conditions, which Buyer agrees to use reasonable efforts to cause to be fulfilled:

    (a) Representations, Performance, etc.

     (i) The representations and warranties of Buyer contained in Section 3 or in any Ancillary Agreement that are qualified as to materiality shall be true and correct as of the date hereof and as of the Closing Date, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

     (ii) Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by it prior to or on the Closing Date.

     (iii) Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer to the effect set forth above in this Section 7.3(a) .

     (b) Corporate Proceedings. All proceedings of Buyer in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Sellers, Evans and their counsel, and Sellers, Evans and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (c) Transition Services Agreement. Buyer or its designated Affiliate shall have executed and delivered the Transition Services Agreement.

     (d) Ancillary Agreements. Each other Ancillary Agreement shall have been executed and delivered by Buyer or its designated Affiliate.

     (e) Initial Payment. Buyer shall have delivered to Sellers the Initial Payment as provided in Section 1.1(b) .

     (f) Opinion of Counsel. Sellers shall have received an opinion, addressed to it and dated the Closing Date, from K&L Gates LLP as to the matters set forth in Exhibit E.

     (g) Client Consents. The Company shall have received Client Consents from Signing Date Clients and New Clients that represent Aggregate Closing Date Fee Revenues that are equal to or greater than $12,000,000 (the “Sellers’ Closing Threshold”); provided, however, that if Merrill, Lynch, Pierce, Fenner & Smith Incorporated agrees prior to December 31, 2008 to allow the Company’s products to continue to be offered through the Merrill Lynch Consults Service (either through the Company’s contract or Buyer’s contract or otherwise), then the Sellers’ Closing Threshold shall be reduced to an amount equal to the product of (i) seventy-five percent (75%) multiplied by (ii) $16,000,000 less the amount of Closing Date Fee Revenues applicable to the Merrill Lynch Consults Service for which Client Consents have not been received as of the Closing Date.

Section 8. Termination.

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) By the written agreement of Buyer and Sellers’ Representative;

     (b) By either Buyer or Sellers by written notice to the other party after 5:00 p.m. Eastern time on January 30, 2009, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless (i) such date is extended by the mutual written consent of Buyer and Sellers’ Representative or (ii) the failure to consummate the transactions contemplated hereby by such date shall be due to the breach by the terminating party of any of its covenants in this Agreement or any Ancillary Agreement;

     (c) By either Buyer or Sellers by written notice to the other party if other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within fifteen Business Days following notice of such failure.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any obligation or liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders, members or Affiliates, except for (a) the obligations specified in Sections 9 and 11, and (b) any liability resulting from such party’s intentional breach of this Agreement prior to such termination.

Section 9. Indemnification.

   9.1 Indemnification by Sellers.

     (a) MDSIS and 1185 Advisors, shall, severally (based in their respective Indemnity Percentage) and not jointly, defend, indemnify, and hold harmless each of Buyer, its Affiliates (excluding, after the Closing, any Fund and including, after Closing, the Company), and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder or under any Ancillary Agreement (collectively, “Losses”), resulting from or arising out of:

     (i) any breach (determined in accordance with the final sentence of this Section 9.1(a)) of any representation or warranty made by Sellers, the Company, or Evans under this Agreement;

     (ii) any failure of Sellers, the Company, or Evans to perform any covenant or agreement hereunder or under any of the Ancillary Agreements or fulfill any other obligation in respect hereof or thereof;

     (iii) any expenses, costs, or other liabilities to be borne by Sellers and Evans under Section 11.1(b); and

     (iv) the Natixis Agreements and the termination thereof.

     For purposes of determining the calculation of Losses under this Section 9, any materiality qualifications in the representations, warranties, covenants and agreements contained herein shall be disregarded.

     (b) Except for inaccuracies in the representations and warranties contained in Sections 2.1 and 2.2 (together, the “Fundamental Representations and Warranties”), Sellers shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification pursuant to clause (i) of Section 9.1(a) in respect of any breaches in the representations and warranties of Sellers, the Company, and Evans as so referred to in such clause, unless and until the aggregate amount of all Losses under this Section 9.1 exceeds $375,000 (the “Basket”), at which point MDSIS and 1185 Advisors, shall be severally (based in their respective Indemnity Percentage) and not jointly liable for the amount of all such Losses in excess of the Basket. In no event shall the aggregate indemnification to be paid by the Sellers under clauses (i), (ii) and (iii) of Section 9.1(a) exceed an aggregate amount equal to the lesser of (A) $12,000,000 and (B) the sum of twenty percent (20%) of the amount of the Initial Payment actually received by Sellers plus twenty percent (20%) of the amount of each additional Deferred Payment or Second Deferred Payment actually received by Sellers.

     (c) Sellers shall be required to indemnify Buyer Indemnitees with respect to any claim for indemnification pursuant to clause (iv) of Section 9.1(a) only in the event that the aggregate amount of all Losses under clause (iv) exceeds the Natixis Holdback Amount.

     (d) Any claim for indemnity under this Section 9 may be offset against any payments owed by Buyer or any other Buyer Indemnitee to Sellers or Evans under the terms of this Agreement or under any Ancillary Agreement.

    9.2 Indemnification by Buyer.

     (a) Buyer shall defend, indemnify, and hold harmless Sellers from and against any and all Losses resulting from or arising out of (i) any inaccuracy in any representation or warranty made by Buyer herein or under any of the Ancillary Agreements or in connection herewith or therewith; or (ii) any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof or thereof.

     (b) Except for inaccuracies in the representations and warranties contained in Section 3.1, Buyer shall not be required to indemnify Sellers with respect to any claim for indemnification pursuant to clause (i) of Section 9.2(a) in respect of any inaccuracies in the representations and warranties of Buyer referred to in such clause, unless and until the aggregate amount of all Losses under this Section 9.2 exceeds the Basket at which point Buyer shall be liable for the full amount of all such Losses.

    9.3 Indemnification Procedures.

     (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof, the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation without consent, not to be unreasonably withheld. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or (in the case of an Indemnified Party that is a Buyer Indemnitee) the ability of the Company (or of Buyer of its Affiliates) to conduct the Business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, Sellers, Evans and Buyer shall cooperate in the defense of any claim or litigation subject to this Section 9 and the records of each shall be available to the other with respect to such defense.

     (b) In the case of any Loss (other than a Loss resulting from a third party claim referred to in clause (a) of this Section 9.3) asserted to have been incurred by any Indemnified Party, such Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party or Parties within a reasonable time after such Indemnified Party ascertains such Loss.

   9.4 Survival of Representations and Warranties, etc.

     (a) All claims for indemnification under clause (i) of Section 9.1(a) or clause (i) of Section 9.2(a) with respect to the representations and warranties contained herein must be asserted prior to the termination of the respective survival periods set forth in this Section 9.4(a) . The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

     (i) except as set forth in clauses (ii), (iii), (iv) and (v) below, the representations and warranties contained in Section 2 shall survive for a period ending on the eighteen (18) month anniversary of the Closing Date;

     (ii) the representations and warranties contained in Section 2.14 shall survive until the expiration of the applicable statute of limitations;

     (iii) the representations and warranties contained in Sections 2.22 and 2.25 shall survive for a period ending on the third (3rd) anniversary of the Closing Date;

     (iv) the representations and warranties contained in Section 2 the extent relating to M.D. Sass Municipal Arbitrage Fund, LLC shall survive for a period ending on the third (3rd) anniversary of the Closing Date; and

     (v) the Fundamental Representations and Warranties shall survive without limitation.

     9.5 Exclusive Remedy. Except with respect to any Losses caused by fraud, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Section 9 or, as applicable, Section 6.1. Notwithstanding the foregoing, this Section 9.5 shall not (i) operate to interfere with or impede the operation of the provisions of Section 1 providing for the resolution of certain disputes relating to adjustments to the Purchase Price between the parties and/or by an Independent Accountant and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

   9.6 Other.

     (a) The provisions of this Section 9 shall in no way limit, supersede, otherwise affect the rights of any party under Sections 1.4, 1.5 and 1.6, and nothing contained in Sections 1.4, 1.5, and 1.6 relating to the Initial Payment Adjustments shall limit, supersede or otherwise affect the rights of any party under this Section 9; provided, that no party shall be entitled to be compensated more than once for the same Loss.

     (b) Nothing herein shall limit in any way any such party’s remedies in respect of fraud by the other party in connection herewith or with any Ancillary Agreement or the transactions contemplated hereby or thereby or any party’s right to seek specific performance or injunctive relief.

Section 10. Definitions.

     10.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “day” means a calendar day unless specified as a Business Day. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. The words “in writing” or other similar phrase shall include by electronic format.

     10.2 Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

1185 Advisors: as defined in the first paragraph of this Agreement.

1940 Act: the Investment Company Act of 1940, as amended.

Acquisition Transaction: as defined in Section 4.2.

Advisers Act: the Investment Advisers Act of 1940, as amended.

Advisory Agreement: each Contract relating to the provisions of investment management or investment advisory services by the Company to any Person, including any sub-advisory, “wrap-fee”, limited liability company, limited partnership, declaration of trust or similar agreement.

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including, but not limited to, a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Aggregate Closing Date Fee Revenues: the aggregate Closing Date Fee Revenues of all Signing Date Clients and New Clients from whom Client Consents have been received.

Aggregate Signing Date Fee Revenues: the aggregate Signing Date Fee Revenues of all Signing Date Clients.

Agreement: this Purchase Agreement, including the Exhibits and Schedules hereto.

Ancillary Agreements: the Administrative Services Agreement, the Transition Services Agreement, the Releases, the guarantees provided to Buyer supporting Sellers’ obligations under this Agreement, the letter agreement of even date herewith among the parties to this Agreement, the Restrictive Covenant Agreement between Evans and Buyer, and that certain employment agreement, dated as of November 9, 2008, between Evans and Buyer.

Annual Fund Revenues: in respect of any given period, an amount equal to 50% of all Applicable Management Fees (other than Short-Term Closing Date Account Revenues) received by the Company or Buyer or their respective Affiliates during such period to the extent earned under investment advisory agreements with investment companies that are registered under the 1940 Act and sponsored by Buyer or an Affiliate thereof, but net of any expense reimbursement obligations of Buyer or its Affiliates in respect thereof to the extent consistent with the general practices of Buyer and its Affiliates in respect of granting such reimbursements to sponsored mutual funds.

Annual Other Product Revenues: in respect of any given period, an amount equal to all Applicable Management Fees (other than (i) Short-Term Closing Date Account Revenues and (ii) any Management Fees included in the calculation of Annual Fund Revenues) received by the Company or Buyer or their respective Affiliates during such period.

Annualized Fee Revenues: in respect of any Client of the Company as of a given date of determination, the total annualized investment advisory and sub-advisory fees of the Company from such Client, determined by multiplying the Assets under Management for such Client at such date by the Applicable Annualization Rate, but excluding all Short-Term Closing Date Account Revenues.

Applicable Annualization Rate: the applicable annual fee schedule or rate for a Client under such Client’s Advisory Agreements with the Company as of a given date of determination (excluding any performance-based fees).

Applicable Management Fees: all Management Fees (a) in respect of assets under the management of the TABS Team or (b) without limitation of the covenants in Section 1.2(d) (Certain Understandings), generated by the use of the Company’s business model, investment track record, or investment processes.

Applicable Year: as defined in Section 1.2(b) .

Assets: as defined in Section 2.15.

Assets under Management: in respect of any Client as of a given date, the aggregate value as of the close of trading on such date (or, if not a Business Day on which the NYSE is open for trading, the trading day last preceding such date of determination) of the assets under management by the Company pursuant to its Advisory Agreement(s) with such Client.

Balance Sheet: the unaudited Balance Sheet of the Company as of September 30, 2008, included in the Financial Statements.

Basket: as defined in Section 9.1(b) .

Business: the tax-advantaged bond strategies business of the Company or a Fund as previously and currently conducted and, after Closing, as conducted by the Company or any successor to the Company, including Buyer or its Affiliates.

Business Day: any day other than Saturday, Sunday, or a day on which banks in the State of New York are closed for regular banking business.

Buyer: as defined in the first paragraph of this Agreement.

Buyer Employee Plans: as defined in Section 5.6.

Buyer Indemnitees: as defined in Section 9.1(a) .

Cash Equivalents: (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (b) commercial paper with a maturity of one hundred-eighty (180) days or less issued by a corporation organized under the Laws of any state of the United States of America or the District of Columbia and rated at least A-2 by Standard and Poor’s Corporation or at least P-2 by Moody’s Investors Service, Inc., (c) time deposits with, and certificates of deposits and banker’s acceptances issued by, any bank having capital surplus and undivided profits of not less than $100,000,000 and maturing not more than one hundred-eighty (180) days from the date of creation thereof, (d) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (a) and are with a bank described in clause (c), and (e) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Standard and Poor’s Corporation or Moody’s Investors Service, Inc.

CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

CFTC: the U.S. Commodity Futures Trading Commission.

Class A Interests: the Interests in the Company designated as Class A Interests in the Company Operating Agreement.

Class B Interests: the Interests in the Company designated as Class B Interests in the Company Operating Agreement.

Client: any Person, including a Fund, whose account is managed and advised pursuant to an Advisory Agreement.

Client Consent:

     (a) in respect of any Client that is a Fund, the written consent of the investors in the Fund whose interests in the Fund represent greater than fifty percent (50%) of the Fund’s assets as of the date of this Agreement (or such greater supermajority approval as may be required for an effective consent under the applicable governing instruments of the given Fund or applicable Law) to the transactions contemplated by this Agreement;

     (b) in respect of any Client other than a Client account subject to ERISA, the written consent of such Client to the transactions contemplated by this Agreement, in a form to be prepared by Sellers and subject to the prior review and written consent of Buyer;

     (c) in respect of any Client account that is subject to ERISA, the written consent of such Client to the transactions contemplated by this Agreement, in substantially the form described in the previous clause (b) but containing such additional language in respect of the reappointment of the Company as an ERISA fiduciary as Buyer may reasonably request;

     (d) in respect of any Client, the entry by such Client into a new Advisory Agreement with the Company to be effective on or prior to the Client Consent Adjustment Date and in form and substance satisfactory to Buyer; or

     (e) solely in respect of the Clients and Fund investors listed on Exhibit F (but only if such Client account is not subject to ERISA), the failure of such Client or Fund investor to object to the assignment or deemed assignment of such Client’s Advisory Agreement or other relevant agreement in connection with the transactions contemplated hereby within 45 days of the first written notice of the transactions contemplated hereby, in form and substance acceptable to Buyer, having been transmitted to such Client or Fund investor.

Client Consents Adjustment: as defined in Section 1.5(c) .

Client Consent Adjustment Date: as defined in Section 1.5(c) .

Client Consents Adjustment Notice: as defined in Section 1.5(c) .

Client Consents Holdback: as defined in Section 1.5(a) .

Client Consents Holdback Notice: as defined in Section 1.5(b) .

Closing: as defined in Section 1.1.

Closing Client Consents Certificate: as defined in Section 1.5(b) .

Closing Date: as defined in Section 1.1.

Closing Date Balance Sheet: as defined in Section 1.6(a) .

Closing Date Fee Revenues: in respect of any Client, the Annualized Fee Revenues of the Company under the applicable Client Advisory Agreement of any Signing Date Client and any New Client as of the Closing Date.

Closing Date Working Capital: as defined in Section 1.6(b) .

Code: the Internal Revenue Code of 1986, as amended.

Company: M.D. Sass Tax Advantaged Bond Strategies, L.L.C., a Delaware limited liability company or, following Closing, any successors thereto that conduct the Business.

Company Intellectual Property: as defined in Section 2.18(b) .

Company Operating Agreement: the Limited Liability Company Agreement, dated June 30, 2006, as amended or modified, of the Company, between Sellers and acknowledged and agreed to by Evans, attached as Schedule 2.2(b)(i).

Company’s Accountants: the Company’s independent public accountants, Berdon LLP

Composites: as defined in Section 2.30(a) .

Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract: the following written contracts, agreements, indentures, notes, bonds, mortgages, loans, instruments, or leases to which the Company or any Fund is a party or by which the Company or any Fund, or any of their respective properties or assets are bound, in each case as amended, supplemented, waived or otherwise modified:

     (a) leases, subleases, licenses, occupancy agreements, permits, franchises, insurance policies, agreements, Governmental Approvals and other Contracts concerning or relating to the property;

     (b) employment, consulting, severance, agency, bonus, compensation, or other trusts, funds and other Contracts (other than the Plans) relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding), including sales agency or distributorship agreements or arrangements for the sale of any of the products or services of the Company;

     (c) loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

     (d) licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

     (e) finder’s Contracts;

     (f) joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

     (g) existing stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including, but not limited to, any agreements relating to the acquisition, lease or disposition of the Company, any material assets or properties (other than sales made in the ordinary course of business), any business, or any capital stock of or other interest in any Person by the Company, or involving continuing indemnity or other obligations;

     (h) Contracts prohibiting or materially restricting the ability of the Company or any Fund to conduct the Business, to engage in any business or operate in any geographical area or to compete with any Person;

     (i) orders and other Contracts for the purchase or sale of materials, supplies, products or services, involving aggregate payments in excess of $20,000.00 in each case or $40,000.00 in the aggregate;

     (j) orders and other Contracts with or for the direct or indirect benefit of a Fund or the Company (whether or not legally binding);

     (k) Contracts providing for future payments that are conditioned, in whole or in part, on a change in control of the Company;

     (l) powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction;

     (m) Contracts not entered into in the ordinary course of business;

     (n) Contract or series of related Contracts with respect to which the aggregate amount that would reasonably expected to be paid or received thereunder in the future exceeds $20,000.00 per annum or an aggregate of $40,000.00 under the term of the Contract;

     (o) Advisory Agreements; and

     (p) Contracts that are or are reasonably likely to be material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company.

Cut-Off Date: as defined in Section 1.5(b) .

Deferred Payment: as defined in Section 1.2(a) .

Deferred Payment Amount: as defined in Section 1.2(a) .

Deferred Payment Certificate: as defined in Section 1.2(b) .

DLLCA: the Delaware Limited Liability Company Act.

Employees: as defined in Section 2.25(a) .

Environmental Laws: all Laws relating to the protection of the environment, to human health and safety, or to any Environmental Activity, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Evans: as defined in the first paragraph of this Agreement.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Financial Statements: the financial statements of the Company as at and for years ended December 31, 2007 and 2006, and as at the end of and for each fiscal quarter ending after the date of the Balance Sheet and prior to the Closing Date.

Fund: a collective investment vehicle that is advised by the Company or a general partner, managing member or trustee, as the case may be, that is an Affiliate of the Company and is either: (1) registered as an investment company (as defined in the 1940 Act) or is a series or portfolio thereof; or (2) not registered under the 1940 Act pursuant to an exception from the definition of “investment company” thereunder.

Fundamental Representations and Warranties: as defined in Section 9.1(b) .

GAAP: as defined in Section 1.6(a) .

GIPS: as defined in Section 2.30(a) .

GIPS Records: as defined in Section 4.4(e) .

GIPS Records Period: as defined in Section 4.4(e) .

GIPS Records Requirements: as defined in Section 2.30(d) .

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any government; any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any Self-Regulatory Organization.

Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials; (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder; or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness: as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Indemnified Party: as defined in Section 9.3.

Indemnifying Party: as defined in Section 9.3.

Indemnity Percentage: in the case of MDSIS, 60%, and, in the case of 1185 Advisors, 40%.

Initial Payment: as defined in Section 1.1(b) .

Initial Payment Adjustments: as defined in Section 1.6(b) .

Intellectual Property: Any rights available with respect to any United States and foreign (i) trademarks, service marks, trade names, trade dress, and any goodwill in connection therewith; (ii) copyrights; (iii) patent and patent applications; and (iv) trade secrets in any inventions, processes, designs, formulae, algorithms, know-how, computer software, data and documentation, proprietary information (including, without limitation, Licensed Know How, ideas, manufacturing, development and production techniques, drawing, specifications, designs, proposals, financial and accounting data, business and marketing plans, client and service provider lists and related information), registrations and applications to register or renew the registration of any of the foregoing and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media).

Intercompany Accounts and Borrowings: the accounts and borrowings related to receivables and payables of the Company from, or with respect to, Sellers and any of their respective Affiliates.

Interests: as defined in the recitals to this Agreement. Investment Decision Makers: as defined in Section 2.30(a) . IRS: the Internal Revenue Service.

Knowledge: with respect to any natural Person, such Person’s actual knowledge; with respect to the Company, MDSIS or any reference to “Seller's Knowledge” or derivatives thereof, the actual knowledge of any of the Persons listed on Schedule 7.2(d) after making reasonable inquiry of each of their respective direct reports; and, with respect to any other Person, the actual knowledge of its executive officers and directors (or, if none, Persons of comparable responsibility with respect to such Person).

Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Licensed Know How: any proprietary relative value spreadsheets of the Company that were developed, or otherwise improved, by the TABS Team.

Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any Contract.

Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

Losses: as defined in Section 9.1(a) .

Management Fees: all management fees, performance fees and similar fees or payments (including, in respect of any hedge fund or other fund not registered under the 1940 Act, any distributions in respect of carried interests), but excluding any 12b-1, administrative or comparable fees.

Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is or would reasonably be expected to be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties, assets (including intangible assets) or liabilities of the Company or a Fund, taken as a whole, or (b) material impairment of the ability of Sellers, the Company, Evans or a Fund to perform their respective obligations hereunder or under the Ancillary Agreements, other than, in each case, an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the industry in which the Company operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes in applicable Laws or accounting rules; or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the effects of any changes described in clauses (i), (ii), or (iv) do not disproportionately affect the Company as compared to other similarly situated participants in the industry in which the Company operates.

MDSIS: as defined in the first paragraph of this Agreement.

Memorandum: as defined in Section 2.11(i) .

Natixis Agreements: as defined in Section 6.3.

New Client: any Client of the Company obtained after the date of this Agreement and before the Closing Date so long as the fees to be paid under such Client’s Advisory Agreement would constitute Annual Fund Revenues or Annual Other Product Revenues.

New TABS Employee: as defined in Section 5.6.

Notice of Claim: written notice from an Indemnified Party to one or more Indemnifying Parties setting forth (a) in the case of Losses other than Losses arising from third party claims referred to in clause (a) of Section 9.3, the asserted Loss and the reasons why such Loss is asserted to be indemnified hereunder, and (b) in the case of third party claims referred to in clause (a) of Section 9.3, setting forth the nature of such third party claim.

NYSE: the New York Stock Exchange, Inc.

Offering: as defined in Section 2.11(i) .

ordinary course of business: the usual, regular and ordinary course of business of the Company consistent with the past custom and practice thereof.

Organizational Documents: as to any Person that is an entity, its certificate or articles of incorporation, by-laws and other organizational documents.

Owned Intellectual Property: as defined in Section 2.18(a) . Performance Record Period: as defined in Section 4.4(d) . Performance Records: as defined in Section 4.4(d) . Performance Records Requirements: as defined in 4.4(d) .

Permitted Liens: (a) Liens reserved against in the Balance Sheet, to the extent so reserved, and (b) Liens for Taxes not yet due and payable.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Plans: as defined in Section 2.25(a) .

Pre-Closing Tax Period: as defined in Section 6.1(a) . Private Placement Exemption: as defined in Section 2.11(b) . Purchase Price: as defined in Section 1.7.

Regulatory Documents: as defined in Section 2.7(a) .

Related Persons: as defined in Section 2.25(a) .

Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including, without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

Releases: as defined in Section 7.2(i) .

Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisers and representatives.

Restricted Period: as defined in Section 4.6(a) . SEC: the Securities and Exchange Commission. Second Deferred Payment: as defined in Section 1.3(a) .

Second Deferred Payment Applicable Year: as defined in Section 1.3(b) .

Second Deferred Payment Certificate: as defined in Section 1.3(b) .

Securities Act: the Securities Act of 1933, as amended.

Self Regulatory Organization: the NYSE and other self-regulatory organizations in the securities or commodities field, including, without limitation, the National Futures Association and the Financial Industry Regulatory Authority (formerly NASD Regulation, Inc.).

Sellers: as defined in the first paragraph of this Agreement.

Sellers’ Knowledge: the Knowledge of any of the Company, Sellers and Evans.

Sellers’ Percentages: in the case of MDSIS, 75%, and, in the case of 1185 Advisors, 25%.

Sellers’ Representative: as defined in Section 11.4.

Selling Material: as defined in Section 2.11(j) .

Short-Term Closing Date Account Revenues: any fees or other revenues received after Closing under any Advisory Agreement existing as of the Closing Date that, by its terms, provides for a term of less than twelve months from the effective date of any such Advisory Agreement.

Signing Date Clients: all Clients of the Company as of the close of business of the day that is two Business Days prior to Closing.

Signing Date Fee Revenues: in respect of any Signing Date Client, the Annualized Fee Revenues of the Company under such Client’s Advisory Agreement as of 5:00 p.m. Eastern Time on the close of business of the day that is not more than two Business Days prior to Closing.

Subject Marks: as defined in Section 5.4.

Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

TABS Team: Evans (or, should his employment with Buyer and its Affiliates terminate, any person hired by them as his successor as person with chief responsibility for the Business) and each other employee of Buyer and its Affiliates whose principal duties are the day-to-day conduct of the Business (excluding administrative support).

Target Working Capital: as defined in Section 1.6(b) .

 Tax: any federal, state, local or foreign income, alternative or add-on minimum accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Tax Indemnitees: as defined in Section 6.1(a) .

Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transition Services Agreement: as defined in Section 7.2(f) . Treasury Regulations: the regulations prescribed under the Code. Working Capital Adjustment: as defined in Section 1.6(b) .

Section 11. Miscellaneous.

11.1 Expenses.

     (a) Except as set forth below in this Section 11.1 or as otherwise specifically provided for in this Agreement, Sellers and Evans, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs, and fees (including attorneys’, financial advisers’, investment bankers’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

     (b) Sellers and Evans shall bear the expenses, costs, and fees (including attorneys’, financial advisers’, investment bankers’, auditors’ and financing commitment fees) of the Company incurred, accrued or accruable, prior to Closing, in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

     (c) Filing fees in connection with any HSR filing shall be borne 50% by the Buyer and 50% by the Sellers.

     11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

(i) if to Buyer (or, after Closing, to the Company),

Eaton Vance Corp. The Eaton Vance Building 255 State Street Boston, MA 02109 Facsimile: (617) 598-0432 Telephone: (617) 598-8180 Attention: Chief Legal Officer

with a copy to:

K&L Gates LLP 535 Smithfield Street Pittsburgh, PA 15222 Facsimile: (412) 355-6501 Telephone: (412) 355-6500 Attention: Richard G. Thorpe, Esq.

(ii) if to MDSIS (or, prior to Closing, the Company),

M.D. Sass Investors Services, Inc.
1185 Avenue of the Americas, 18th Floor
New York, NY 10036-2699
Facsimile: (212) 730-2000
Telephone: (212) 764-0381
Attention: Hugh R. Lamle, President
Bobby Liu, Senior Vice President
& General Counsel

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Simeon Gold (Facsimile: (212) 310-8007) Steven M. Peck (Facsimile: (617) 772-8333)

(iii) if to 1185 Advisors or Evans,

James Evans 21 Binney Lane Old Greenwich, CT 06870 Facsimile: (203) 698-1102 Telephone: (203) 698-0031

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

   11.3 Governing Law, etc.

     (a) This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws rules thereof. Buyer, the Company, Sellers and Evans hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the City of Boston in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of Buyer, the Company, Sellers and Evans irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Massachusetts or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of Buyer, the Company, Sellers and Evans hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer, the Company, Sellers and Evans hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Buyer, the Company, Sellers and Evans hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. The parties agree that in any action, suit or proceeding for the interpretation or enforcement hereof, the costs of the prevailing party (including reasonable attorneys’ fees and costs) will be paid by the other party.

     (b) The parties hereby agree that, in the event of any dispute (other than a dispute in respect of which provisions for resolution are otherwise set forth in this Agreement), they will meet and attempt to resolve such dispute within ten (10) days after a party gives a notice of dispute to one other party or parties. If for any reason they do not agree on a resolution, then each party will consider whether alternative dispute resolution (including, without limitation, arbitration) would be appropriate for the resolution of such dispute. Alternative dispute resolution shall be adopted only if all parties agree in writing, such decision to be made by each party in its sole discretion. This Section 11.3(b) shall not affect or be deemed to require any delay in the ability of any party to seek injunctive relief in respect of any dispute arising under this Agreement.

     11.4 Sellers’ Representative. Except with respect to Section 1.3, Evans and 1185 Advisors hereby irrevocably appoint MDSIS (“Sellers’ Representative”) as the agent and attorney-in-fact of Evans and 1185 Advisors, respectively, to take any action required or permitted to be taken by Evans and 1185 Advisors, respectively, under the terms of this Agreement, including, without limiting the generality of the foregoing, the right to receive and pay funds on behalf of Evans and 1185 Advisors, to waive, modify or amend any of the terms of this Agreement in any respect, whether or not material, and to settle indemnification claims or any disputed matters arising under this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Except with respect to Section 1.3, Evans and 1185 Advisors agree to be bound by any and all actions taken by the Sellers’ Representative on his or its behalf. Except with respect to Section 1.3, all obligations of Buyer to make any delivery or payment to Evans or 1185 Advisors shall be satisfied by the making of such delivery or payment to Sellers’ Representative, who shall be solely responsible for further delivery or payment to Evans or 1185 Advisors, as the case may be. Evans and 1185 Advisors agree jointly and severally to indemnify Sellers’ Representative from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including, but not limited to, attorneys’ fees, arising out of or due to any action by them against Sellers’ Representative and any and all actions, proceedings, demands, assessments, or judgments, costs, and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of Sellers’ Representative. Except with respect to Section 1.3, Buyer shall be entitled to rely exclusively and completely upon any communications given by Sellers’ Representative on behalf of Evans or 1185 Advisors, and shall not be liable for any action taken or not taken in reliance upon Sellers’ Representative nor have any duty to inquire as to whether Sellers’ Representative has received any Consent of Evans or 1185 Advisors, as the case may be. Except with respect to Section 1.3, Buyer shall be entitled to disregard any notices or communications given or made by Evans or 1185 Advisors unless given or made through Sellers’ Representative. The power of attorney granted by Evans and 1185 Advisors to the Sellers’ Representative hereunder is irrevocable and coupled with an interest.

     11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     11.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto; provided, that Buyer in its sole discretion may assign this Agreement to any Subsidiary or Affiliate of Buyer, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender.

     11.7 No Third Party Beneficiaries. Except as provided in Section 9 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     11.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other such right provided herein, or, except as otherwise set forth herein, of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

     11.9 Specific Performance. The parties to this Agreement acknowledge that it may be impossible to measure in money any damages that a party would incur if any term, covenant or condition contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

     11.10 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.11 Confidentiality. From and after the date hereof, each party shall maintain in confidence, and each party shall cause its agents, Representatives and Affiliates to maintain in confidence, and no party shall use to the detriment or competitive disadvantage of another party or Affiliate, any information obtained in confidence from another party in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing covenants shall not apply (a) with respect to information that is already known to a party or to others not bound by a duty of confidentiality or such information that becomes publicly available through no fault of such party, (b) to the extent necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, and (c) to the extent required under applicable Law, including reporting the transactions contemplated by this Agreement on Tax Returns and disclosure requirements under the Federal securities Laws and the rules and regulations issued thereunder. If the transactions contemplated by this Agreement are not consummated, each party shall return or destroy as much of confidential information received from the other as the other party may reasonably request.

     Notwithstanding any contrary provision that may be contained herein, any party to this Agreement (and each employee, Representative, or other agent of any such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of this Agreement and all the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that the foregoing shall not serve to authorize the disclosure of such information to the extent such information is subject to restrictions reasonably necessary to comply with applicable securities Laws, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related or relevant to the Tax treatment and Tax structure of the transactions contemplated by this Agreement.

     11.12 Business Trust. Sellers, the Company and Evans expressly acknowledge that Buyer is a business trust and that Buyer’s Declaration of Trust limits the personal liability of its shareholders, trustees, officers and employees. Sellers, the Company and Evans hereby agree that each shall look solely to the trust property of Buyer for the satisfaction of claims and obligations of any nature arising out of this Agreement or otherwise in connection with the affairs of Buyer, and it shall not seek redress or satisfaction for such claims or obligations from any shareholder, trustee, officer or employee of Buyer.

     11.13 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     11.14 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     11.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

M.D. SASS TAX ADVANTAGED BOND
STRATEGIES, L.L.C.,

By:	/s/ Martin D. Sass

Name:
Title:

M.D. SASS INVESTORS SERVICES,
INC.,

By:	/s/ Martin D. Sass

Name:
Title:

TABS PURCHASE AGREEMENT

1185 ADVISORS, L.L.C.,

By:	/s/ James H. Evans

Name: James H. Evans
Title: Managing Member

TABS PURCHASE AGREEMENT

EATON VANCE MANAGEMENT,

By:	/s/ Thomas E. Faust Jr.

Name: Thomas E. Faust Jr.
Title: Chief Executive Officer

TABS PURCHASE AGREEMENT

/s/ James H. Evans

James H. Evans

TABS PURCHASE AGREEMENT

NEWS RELEASE

Eaton Vance Corp. The Eaton Vance Building 255 State Street, Boston, MA 02109 Contact: Robyn Tice (617) 598-8940 Email: rtice@eatonvance.com

Eaton Vance Management Acquires Tax Advantaged Bond Strategies Business of M.D. Sass

Strategic Expansion of Eaton Vance’s Income Offerings

BOSTON, November 10, 2008 –Eaton Vance Management, a wholly owned subsidiary of Eaton Vance Corp. (NYSE: EV), today announced that it has entered into a definitive agreement to acquire the Tax Advantaged Bond Strategies (TABS) business of M.D. Sass Investors Services (MD Sass), a privately held investment manager based in New York. The TABS business being acquired by Eaton Vance currently manages approximately $6.5 billion in client assets. The transaction is intended to close on or before December 31, 2008. The terms of the transaction are not being disclosed.

Following the closing, the TABS business will be organized as the Tax Advantaged Bond Strategies Division of Eaton Vance Management. TABS will maintain its current leadership, portfolio team and investment strategies. Its tax-advantaged income products and services will continue to be offered directly to institutional and family office clients, and to retail investors through financial intermediaries. The TABS business is comprised of approximately $5.0 billion in institutional and high net worth family office accounts and approximately $1.5 billion in retail separately managed accounts.

“The TABS acquisition will significantly expand the range of tax-advantaged income offered by Eaton Vance and the clients we serve,” said Thomas E. Faust Jr., and Chief Executive Officer of Eaton Vance Corp. “The TABS orientation after-tax total return, municipal-taxable crossover capability and relative value intensity complement the more credit-intensive and income-oriented approach long employed by Eaton Vance’s municipal investment team. As municipal securities and tax-advantaged income strategies grow in popularity, Eaton Vance will be uniquely suited to meet investor needs.”

The TABS team employs a disciplined, quantitative investment process that systematically determines sector allocation and security selection. The strategy may include investments in both high quality municipal bonds and U.S. government securities, seeking the highest after-tax total return. At times, the strategy may invest completely in municipal securities, while at other times it may invest in a combination of municipals and U.S. Treasury and government agency securities. In its municipal investments, the TABS team seeks to identify and take advantage of price discrepancies that may arise among high quality municipal obligations issued in different jurisdictions or with different maturities or other characteristics. The team has refined its processes over more than a decade of operation, and has achieved success through a variety of market conditions. Compared to the styles of other municipal managers, the TABS approach has historically resulted in less performance volatility and attractive risk-adjusted, after-tax returns.

“We are very pleased to be affiliated with an investment organization with the history and long-term performance record that Eaton Vance has achieved for its clients,” said Jim Evans, Senior Vice President, Portfolio Manager and Head of the TABS investment team. “With this acquisition, TABS gains access to distribution, operational and client service capabilities far greater than was previously available. We could not be more excited about our potential for growth as part of Eaton Vance.”

The TABS business will continue to be led by Mr. Evans, who will report to Payson Swaffield, Eaton Vance’s Chief Income Investment Officer. The TABS investment team will continue to be located in New York.

About M.D. Sass

MD Sass is a privately held investment manager with $13 billion of assets under management, in a variety of long only, hedge fund, private equity fund and niche strategies, as of September 30, 2008. MD Sass and its affiliates employ a staff of more than 140 people and serve a client roster that includes some of the world’s largest financial institutions, state and local governments, Fortune 500 companies, endowment and foundations, Taft Hartley plans and high net worth individuals.

About Eaton Vance

Eaton Vance Corp., a Boston based investment management firm, is one of the oldest investment management firms in the United States, with a history dating to 1924. The firm is listed on the New York Stock Exchange under the symbol EV. Through its subsidiaries, Eaton Vance Corp. manages funds and separate accounts for individuals and institutions. The firm’s website is www.eatonvance.com.

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